Exhibit 10.3

AGREEMENT AND PLAN OF Merger

BY AND AMONG

FULGENT GENETICS, INC.,

FG MERGER SUB, inc.,

FULGENT PHARMA HOLDINGS, INC.,

AND

THE STOCKHOLDERS SET FORTH HEREIN

NOVEMBER 7, 2022

Page

Article I THE MERGER		1
1.1	Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Closing	2
1.5	Closing Deliverables.	2
1.6	Certificate of Incorporation and Bylaws	3
1.7	Directors and Officers	3
Article II PURCHASE PRICE; EFFECT ON CAPITAL STOCK		4
2.1	Effect of the Merger on the Capital Stock of the Constituent Corporations.	4
2.2	Payments.	5
2.3	Payment and Share Issuance Procedures.	5
2.4	Holdback Shares.	6
2.5	Reserved.	6
2.6	No Fractional Shares	6
2.7	Withholding	6
2.8	Taking of Necessary Action; Further Action	7
2.9	Allocation Schedule	7
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	Organization of the Acquired Companies.	8
3.2	Company Capital Structure.	8
3.3	No Other Subsidiaries; Ownership Interests.	10
3.4	Authority and Enforceability.	10
3.5	No Conflict	11
3.6	Company Financial Statements; No Undisclosed Liabilities.	12
3.7	No Changes	13
3.8	Tax Matters.	13
3.9	Restrictions on Business Activities	16
3.10	Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.	16
3.11	Intellectual Property.	17
3.12	Agreements, Contracts and Commitments.	19
3.13	Interested Party Transactions.	22
3.14	Company Authorizations	22
3.15	Litigation.	23
3.16	Books and Records.	23
3.17	Environmental, Health and Safety Matters	23
3.18	Brokers’ and Finders’ Fees	24
3.19	Employee Benefit Plans and Compensation.	24
3.20	Insurance	29
3.21	Compliance with Laws	29
3.22	Export Control and Sanctions Laws	30
3.23	Anti-Corruption Laws	30
3.24	Regulatory Matters.	31
3.25	Privacy and Data Security	33

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(continued)

Page

3.26	Compliance with Regulation D	33
3.27	No Other Representations or Warranties	33
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
4.1	Organization	34
4.2	Authority and Enforceability.	34
4.3	Issuance of Shares	34
4.4	No Conflict	35
4.5	Litigation	35
4.6	Parent Financial Statements	35
4.7	Financing	35
4.8	Brokers’ and Finders’ Fees	35
4.9	No Prior Activities of Merger Sub	35
4.10	Listing of Common Stock	36
4.11	No Other Representations or Warranties	36
Article V COVENANTS AND AGREEMENTS		36
5.1	Company Board Recommendation	36
5.2	Tax Matters.	36
5.3	Indemnification of Directors and Officers of the Company.	38
5.4	Securities Law Exemption; Registration of Shares.	39
5.5	Confidentiality	39
5.6	Public Disclosure	40
5.7	Further Assurances	40
5.8	Reserved	40
5.9	Expenses	40
5.10	Merger Sub and Surviving Entity	40
Article VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; escrow		40
6.1	Survival	40
6.2	Indemnification.	41
6.3	Certain Limitations.	42
6.4	Claims for Indemnification; Resolution of Conflicts.	43
6.5	Third Party Claims	44
6.6	Treatment of Payments	45
Article VII GENERAL PROVISIONS		45
7.1	Notices	45
7.2	Interpretation	46
7.3	Counterparts	47
7.4	Entire Agreement; Assignment	47
7.5	Severability	47
7.6	Extension and Waiver	47
7.7	Amendment	47
7.8	Specific Performance	48
7.9	Other Remedies	48
7.10	Governing Law	48
7.11	Exclusive Jurisdiction; Waiver of Jury Trial.	48

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(continued)

Page

7.12	Rules of Construction	49
7.13	Acknowledgments.	49
7.14	Release.	50
7.15	Attorney-Client Privilege	51

-iii-

Annex

A Certain Defined Terms

Schedules

A Allocation Schedule

Exhibits

A Form of Certificate of Merger

B Form of FIRPTA Compliance Certificate

C Form of Letter of Transmittal

D Form of Suitability Documentation

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (this “Agreement”) is made and entered into as of November 7, 2022 (the “Agreement Date”), by and among Fulgent Genetics, Inc., a Delaware corporation(“Parent”); FG Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”); Fulgent Pharma Holdings, Inc., a Delaware corporation (the “Company”); and, solely for purposes of Section 2.4, Section 5.5, Article VI, Section 7.8 and Section 7.14, the stockholders listed on the signature pages hereto (collectively, the “Company Stockholders”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.

Recitals

Whereas, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

Whereas, the Company Stockholders are the holders of all of the issued and outstanding Company Capital Stock;

Whereas, the board of directors of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders; and

Whereas, as an inducement and condition to Parent’s and the Merger Sub’s willingness to enter into this Agreement, the Company Stockholders, as the holders of all of the issued and outstanding Company Capital Stock, have each executed and delivered a written consent that will be deemed effective upon Board approval and the effectiveness of this Agreement, to adopt this Agreement and approve the Merger and the transactions contemplated hereby in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Company Stockholder Approval”), which Company Stockholder Approval will become effective immediately after the execution and delivery of this Agreement by the Parties.

Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE MERGER

1.1 Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the

Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Entity.”

1.2 Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and specified in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Entity, and the Surviving Entity shall be a wholly owned Subsidiary of Parent.

1.4 Closing. The closing of the Merger (the “Closing”) shall take place by remote communications and by the exchange of signatures by electronic transmission on the date hereof, or at such other time, date and location as Parent and the Company may agree in writing. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.5 Closing Deliverables.

(a) At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:

(i) a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent: (i) attaching the current certificate of incorporation of the Company, certified by the appropriate authority in the jurisdiction of its formation; (ii) certifying as to the resolutions of the Board authorizing the execution, delivery and performance of the Company under this Agreement, each of the Related Agreements to which it is a party and the transactions contemplated hereby and thereby; (iii) attesting to the incumbency and signatures of the officers of the Company; and (iv) attaching a copy of the bylaws of the Company and certifying to the absence of any amendments thereto;

(ii) a copy of the Company Stockholder Approval;

(iii) (A) executed payoff letters each in a form reasonably satisfactory to Parent, with respect to all Indebtedness of the Acquired Companies set forth on Section 1.5(a)(iii) of the Disclosure Schedule owed to the lender thereof and the amounts payable to such lender providing for (1) the full and final satisfaction of such Indebtedness as of the Closing Date, and (2) the termination and release of any Liens related thereto (each, a “Payoff Letter”); and (B) an invoice (including Tax Forms) from each advisor or other service provider to Acquired Companies (other than any Employee, director or officer of any of the Acquired Companies), with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date, and an acknowledgement from such service provider that such Transaction Expenses are the only amounts owed to such advisor or other service provider (each, an “Invoice”);

(iv) a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit B, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”); and

(v) a certificate, duly executed by the Chief Financial Officer of the Company, setting forth the Closing Indebtedness Amount, the Closing Cash Amount and the Closing Transaction Expenses, which certificate shall be accompanied by reasonably detailed back-up documentation for such calculations (the “Closing Certificate”).

(b) At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:

(i) a certificate of the Chief Financial Officer of the Parent, in form and substance reasonably satisfactory to the Company: (A) certifying as to the resolutions of Parent’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of Parent under this Agreement, each of the Related Agreements to which it is a party and the transactions contemplated hereby and thereby; and (B) attesting to the incumbency and signatures of the officers of Parent.

1.6 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity in the Merger as of the Effective Time, until thereafter amended in accordance with applicable Law.

1.7 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Entity until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Entity.

Article II

PURCHASE PRICE; EFFECT ON CAPITAL STOCK

2.1 Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Stockholders, upon the terms and subject to the conditions set forth in Section 2.3 and throughout this Agreement, including the provisions set forth in Article VI hereof, each share of Company Capital Stock (other than any Cancelled Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(a), (i) at the Effective Time, the Per Share Merger Consideration (without interest thereon), and (ii) solely with respect to the Company Stockholders, the contingent right to receive disbursements of the Holdback Shares with respect to such shares of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share), without interest, in accordance with Section 6.4, as applicable.

(b) Treatment of RSUs.

(i) Each restricted stock unit award granted pursuant to any of the Company Equity Plan or otherwise (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent, and upon vesting and settlement of such RSU in accordance with its terms, each RSU shall be entitled to receive an amount in Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock issuable in settlement of such RSU immediately prior to the Effective Time, multiplied by (ii) the RSU Exchange Ratio, rounded down to the nearest whole number of Parent Common Stock (the “RSU Consideration”).

(ii) Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.1(b) under the applicable Company Equity Plan and any Contract applicable to any RSU (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all such necessary determinations by the Board or applicable committee of the Board have been made. The Company shall take all actions necessary to terminate the applicable Company Equity Plan prior to, and contingent upon the occurrence of, the Effective Time. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, immediately following the Effective Time, be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Entity or to receive any payment in respect thereof.

(c) Effect on Capital Stock of the Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity.

(d) Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of the Company or Parent) immediately prior to the Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).

2.2 Payments.

(a) No later than one (1) Business Day following the Closing, Parent shall initiate and transfer, by wire transfer of immediately available funds, the cash portion of the Total Merger Consideration to the Company Stockholders pursuant to Section 2.1(a) in consideration for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

(b) At the Closing, Parent shall pay, by wire transfer of immediately available funds, on behalf of the Company and the Company Stockholders, as the case may be, and as accounted for in the calculation of Total Merger Consideration, (i) to each lender designated by the Company on the Allocation Schedule, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at Closing to such lender; and (ii) all Transaction Expenses payable to an advisor or other service provider to the Company (other than any Employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the applicable Invoices and by the Company in the Allocation Schedule.

(c) No interest will be paid or will accrue for the benefit of the Company Stockholders, holders of RSUs, or the Company’s lenders, service providers or other creditors on any Total Merger Consideration or any other amounts payable under this Agreement.

2.3 Payment and Share Issuance Procedures.

(a) On the date hereof, Parent shall send an email to each Company Stockholder, in each case at the email address for such Person set forth in the Allocation Schedule, to invite such Person to complete the Exchange Documents. As promptly as practicable following the date hereof, the Company shall email to the Company Stockholders a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable), the Suitability Documentation and any other documents that Parent may reasonably require in connection therewith (collectively, the “Exchange Documents”), for execution by such Company Stockholder.

(b) Subject to Section 2.6, as promptly as practicable following receipt by Parent of Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Effective Time, Parent shall cause its transfer agent to issue to each Company Stockholder the number of shares of Parent Common Stock issuable to such holder at the Closing pursuant to Section 2.1(a), as set forth opposite such holder’s name in the Allocation Schedule. Subject to the delivery to Parent of the Exchange Documents, each Company Stockholder shall also be entitled to any amounts that may be payable in the future from the Holdback Shares as provided in this Agreement, at the time and subject to the contingencies specified herein.

(c) Upon the vesting of the applicable RSUs, Parent shall cause its transfer agent to issue to issue the applicable RSU Consideration to such holder.

(d) Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Surviving Entity nor any other party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.4 Holdback Shares.

(a) On the Closing Date, Parent shall refrain from issuing 371,006 shares of Parent Common Stock (the “Holdback Shares” ) to the Company Stockholders as partial security for the indemnification obligations of the Company Stockholders under Article VI. The Holdback Shares shall not be issued and outstanding stock of Parent and the Company Stockholders shall not be entitled to exercise the voting rights of the Holdback Shares and to receive dividends (if declared) with respect to such Holdback Shares unless and until such Holdback Shares are issued to the Company Stockholders in accordance with the terms of this Agreement. If applicable following the expiration of the indemnification periods set forth in Article VI, the Holdback Shares shall be issued to the Company Stockholders in accordance with each Company Stockholder’s Pro Rata Share in accordance with the terms of this Agreement.

(b) The approval and adoption of this Agreement and approval of the Merger by the Company Stockholders constitutes approval by such stockholder, as specific terms of the Merger, and the irrevocable agreement of such stockholder to be bound by and comply with, this Agreement and all of the arrangements and provisions of this Agreement relating to the matters set forth in this Section 2.4, including the treatment of the Holdback Shares.

2.5 Reserved.

2.6 No Fractional Shares. Despite anything to the contrary set forth herein, the number of shares of Parent Common Stock to be issued to each Company Stockholder pursuant to Section 2.1(a), shall be rounded down to the nearest whole number of shares of Parent Common Stock, and no fractional shares of Parent Common Stock shall be issued in connection with the Merger and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Parent shall pay to each Company Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock, including fractional shares, that would be issued to such Company Stockholder), in lieu thereof and upon surrender thereof, an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all Company Capital Stock held by such holder immediately prior to the Effective Time and allocated to receive any shares of Parent Common Stock) in accordance with Section 2.1, by (b) the Parent Common Stock Price, rounded to the nearest cent, in each case, as set forth in the Allocation Schedule. Each share of Parent Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements.

2.7 Withholding. Notwithstanding any other provision of this Agreement, Parent, the Company, the Surviving Entity and any Affiliate of the foregoing (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to be provided any necessary tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld, such amounts shall be paid to the proper Governmental Entity or other appropriate Person and treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. If a Withholding Agent determines that any such deduction or withholding is required under applicable Law, such Withholding Agent shall use commercially reasonable efforts to provide a reasonable opportunity for such Person to provide documentation establishing exemptions from or reductions of such withholdings pursuant to applicable Law or otherwise work to minimize withholding pursuant to this Section 2.7.

2.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Merger Sub, and the officers and directors of the Company, Parent and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, to the extent not restricted by this Agreement or any document or agreement executed in connection with this Agreement.

2.9 Allocation Schedule. Attached hereto as Schedule A is an allocation schedule (the “Allocation Schedule”) which sets forth, assuming that the Closing occurs on the date of this Agreement, the following information:

(a) with respect to each Company Stockholder as of immediately prior to the Effective Time: (i) such Company Stockholder’s name, address and, where available, email address and taxpayer identification number, (ii) the number, class and series of Company Capital Stock held by such Company Stockholder and respective certificate numbers, if applicable, (iii) the date of acquisition of such shares of Company Capital Stock, (iv) the aggregate amount of cash payable to such Company Stockholder pursuant to Section 2.1(a), and (v) the number of shares of Parent Common Stock issuable to such Company Stockholder pursuant to Section 2.1(a); and

(b) with respect to each RSU holder as of immediately prior to the Effective Time, (i) such RSU holder’s name, address and, where available, email address and taxpayer identification number, (ii) the number of shares of Company Common Stock subject to such RSU, (iii) date of grant or issuance, the vesting schedule and expiration date applicable to each such RSU, and (iv) the number of shares of Parent Common Stock issuable to such RSU holder pursuant to Section 2.1(b).

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates, unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), the Company represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Parent and Merger Sub as follows:

3.1 Organization of the Acquired Companies.

(a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its Subsidiaries has the corporate or limited liability company power, as applicable, to own, operate, distribute and lease its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse Effect to the Company. None of the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a correct and complete list of: (i) the names of the members of the board of directors or managers, as applicable, of the Company and each of its Subsidiaries, and (ii) the names and titles of the officers of the Company and each of its Subsidiaries, in each case as of the Agreement Date.

(c) Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company and each of its Subsidiaries has Employees or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of Employees or facilities in each such state or jurisdiction).

(d) The Company has made available correct and complete copies of the Company’s and each of its Subsidiaries’ certificates of incorporation, as amended to date (the “Formation Documents”),

bylaws, as amended to date, and other governing documents, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The boards of directors of the Company and each of its Subsidiaries have not approved or proposed, nor, to the Knowledge of the Company, has any other Person proposed, any amendment to any of the current Charter Documents, other than in connection with the transactions contemplated by this Agreement.

3.2 Company Capital Structure.

(a) As of the Agreement Date, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, $0.0001 par value, of which no shares are issued and outstanding; and (ii) 34,007,511 shares of Company Preferred Stock, $0.0001 par value, which are designated Series Seed Preferred Stock and all of which are issued and outstanding. Each share of Company Preferred Stock is convertible into Company Common Stock at the Conversion Price (as defined in the Certificate of Incorporation) and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock. The Company holds no treasury shares. Section 3.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the holders of issued and outstanding and authorized shares of Company Capital Stock of the Company and each of its Subsidiaries with the number and type of such shares so owned by each such holder, and any beneficial holders thereof. All issued and outstanding shares of Company Capital Stock or other Equity Interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens (except as are imposed by federal and state securities laws), outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound. None of the Company nor any of its Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock or other Equity Interests. There is no Liability for dividends accrued and unpaid by the Company or any of its Subsidiaries. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities or Equity Interests of the Acquired Companies, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock and all RSUs were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(b) The Company has no options stock options outstanding under the Company Equity Plan. As of the Agreement Date, 12,455,494 shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding RSUs under the Company Equity Plan. The Company has delivered or made available to Parent copies of the Company Equity Plan covering the RSUs outstanding as of the date of this Agreement and all forms of all stock unit agreements evidencing such RSUs. All RSUs are evidenced by award agreements in the forms that have been provided to Parent. Section 3.2(b) of the Disclosure Schedule sets forth a listing of all Persons who hold outstanding RSUs as of the close of business on the Agreement Date, indicating, the number of shares of Company Common Stock subject thereto, the date of grant or issuance, and the vesting schedule.

(c) As of the Agreement Date, there are no authorized, issued or outstanding Company Securities other than shares of Company Capital Stock. Other than as set forth on Section 3.2(a) or Section 3.2(b) of the Disclosure Schedule, as of the Agreement Date, no Person holds any Company Securities or other Equity Interests, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or any of its Subsidiaries or a Company Security Holder is a party or by which it or its assets is bound, obligating (i) the Company or any of its Subsidiaries or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested; or (ii) the Company or any of its Subsidiaries to grant, extend, accelerate the vesting or repurchase rights of, change the price of, or otherwise amend or enter into any option, call, right or Contract.

(d) There is no Indebtedness of the Company or any of its Subsidiaries (i) granting a holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or any of its Subsidiaries, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock or Equity Interests between or among the Company or any of its Subsidiaries, on one hand, and any Security Holder of the Company or any of its Subsidiaries, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service. Neither the Company Equity Plan nor any Contract of any character to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries or any of its assets is bound relating to any RSUs requires or otherwise provides for any accelerated vesting of any RSUs or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or any of its Subsidiaries or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.

(f) As of the Effective Time: (i) the number of shares of Company Capital Stock set forth in the Allocation Schedule as being owned by a Person, or subject to RSUs owned by such Person, constitutes the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Company Securities of the Company; (ii) no Person not disclosed in the Allocation Schedule has a right to acquire from the Company nor any of its Subsidiaries any shares of Company Capital Stock, RSUs, Equity Interests or any other Company Securities; and (iii) the shares of Company Capital Stock and the RSUs disclosed in the Allocation Schedule are free and clear of any Liens other than restrictions on transfer imposed by federal and state securities laws.

3.3 No Other Subsidiaries; Ownership Interests.

(a) As of the Agreement Date, the Company does not, directly or indirectly, own any Equity Interests in or any interest convertible or exchangeable or exercisable for, any Equity Interests, in, any Person. Other than as set forth on Section 3.2 of the Disclosure Schedule, no Person owns any Equity Interests in or any interest convertible or exchange or exercisable for, any Equity Interests in the Company’s Subsidiaries.

(b) No Subsidiary of the Company owns, directly or indirectly, any Equity Interests in or any interest convertible or exchangeable or exercisable for, any Equity Interests, in, any Person.

3.4 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Company and each Subsidiary of the Company has all requisite power and authority to enter into any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary of the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Person and no further corporate action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company or any Subsidiary of the Company is a party have been, or as of the Effective Time shall be, duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person enforceable against it in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (A) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders; (B) approved this Agreement in accordance with the provisions of the DGCL; and (C) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”). Other than the Company Stockholder Approval, no other votes, approvals or consents on the part of the Company or any holders of Company Securities are necessary under DGCL, any of the Charter Documents, or any Contracts to which the Company or any Subsidiary of the Company is a party to adopt this Agreement and the transactions contemplated by this Agreement and to approve the Merger.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company or any of its Subsidiaries herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.

(c) The Company and each of its Subsidiaries, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents shall not be applicable to the Company or the Surviving Entity.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, shall not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except, in the case of clause (ii) or (iii), as would not reasonably be expected to result in a Material Adverse Effect to the Company; or (b) result in the creation of any Lien on any of the material assets of the Company or any of its Subsidiaries or any of the shares of Company Capital Stock or Equity Interests of the Company or any of its Subsidiaries (except Permitted Liens and Liens as are imposed by federal and state securities laws or created by Parent or on account of actions taken by Parent). Section 3.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Company or any of its Subsidiaries that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company or any of its Subsidiaries under such Material Contracts from and after the Closing. Immediately following the Closing, the Company and each of its Subsidiaries shall continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Company Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to Parent correct and complete copies of (i) the consolidated unaudited financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2020 (including, in each case, balance sheets, statements of income and statements of cash flows) and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2022 and for the nine (9)-month period then ended (including balance sheets, statements of income and statements of cash flows) ((i) and (ii) collectively, the “Financials”), which are included as Section 3.6(a) of the Disclosure Schedule. The Financials (A) are derived from and in accordance with the books and records of the Company; (B) have complied as to form with applicable accounting requirements with respect thereto as of their respective dates; (C) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments and the absence of footnotes, none of which individually or in the aggregate are or shall be reasonably be expected to have a Material Adverse Effect on the Company); and (D) were prepared in accordance with GAAP, except for the absence of normal recurring year-end adjustments and footnotes in the Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) None of the Company nor any of its Subsidiaries has any Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) those set forth on or provided for in the balance sheet (the “Current Balance Sheet”) included in the Financials as of September 30, 2022 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s or its Subsidiaries’ business since the Balance Sheet Date in the Ordinary Course of Business that are of the type that ordinarily recur and do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Company or any of its Subsidiaries in connection with the execution of this Agreement, and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof). Except for Liabilities reflected in the Financials, none of the Company nor any of its Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries is the guarantor of any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) Section 3.6(c) of the Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Company and each of its Subsidiaries, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.

(d) The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and each of its Subsidiaries is being executed and made only in accordance with appropriate authorizations of management and the Board; (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets; (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any current or former employee, consultant or director of each of the Company and its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves the Company or any of its Subsidiaries’ management or other current or former employees, consultants or directors of the Company or any of its Subsidiaries who have a role in the preparation of financial statements utilized by the Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any material inaccuracy in the Company or any of its Subsidiaries’ financial statements. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company or any of its Subsidiaries’ internal controls that could adversely affect the Company or any of its Subsidiaries’ ability to record, process, summarize and report financial data. There has been no material change in the Company or any of its Subsidiaries’ accounting policies the past three (3) years, except as described in the Financials. No Acquired Company holds any cash outside of the United States.

3.7 No Changes. Except as set forth in Section 3.7 of the Disclosure Schedules, since the Balance Sheet Date, (i) the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business and (ii) there has not occurred a Material Adverse Effect that is continuing with respect to the Company or any of its Subsidiaries.

3.8 Tax Matters.

(a) General Tax Matters.

(i) Except as set forth in Section 3.8(a)(i) of the Disclosure Schedules, each of the Acquired Companies has (A) prepared and timely filed all Tax Returns required to be filed by it, and such Tax Returns are true, correct, and complete in all material respects, and (B) timely paid all Taxes required to be paid by it (whether or not shown on a Tax Return). None of the Acquired Companies is a beneficiary of any extension of time within which to file any Tax Return, which is still in effect.

(ii) Each of the Acquired Companies has (A) withheld or collected with respect to its Employees, stockholders, independent contractors, customers and other third parties, all Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld or collected, and has timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law, (B) filed information Tax Returns to the extent required to be filed by the Acquired Companies with respect thereto, which are correct and complete, and (C) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against any of the Acquired Companies, and none of the Acquired Companies has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which is currently in effect, and no request for any such waiver or extension has been filed or is currently pending.

(iv) Except as set forth in Section 3.8(a)(iv) of the Disclosure Schedules, no audit or other examination of any Tax Return of the Acquired Companies is presently in progress, nor have the Acquired Companies been notified of any request for such an audit or other examination. No claim has ever been made by any Tax authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction. No adjustment relating to any Tax Return filed by an Acquired Company has been proposed in writing by any Tax authority. None of the Acquired Companies is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes, nor has any of the Acquired Companies applied for any such agreement or ruling. There are no matters relating to Taxes under discussion between any Tax authority and an Acquired Company.

(v) As of the Balance Sheet Date, none of the Acquired Companies has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, and none of the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business since the Balance Sheet Date.

(vi) The Company has delivered to Parent correct and complete copies of all requested income, sales and use and other material Tax Returns filed by the Acquired Companies for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Acquired Companies. Section 3.8(a)(vi) of the Disclosure Schedule sets forth each jurisdiction where each of the Acquired Companies will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. No power of attorney with respect to Taxes has been granted with respect to the Acquired Companies other than powers of attorney that are no longer in force.

(vii) There are no Liens on the assets of the Acquired Companies relating or attributable to Taxes, other than Permitted Liens or other Liens for Taxes not yet due and payable.

(viii) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two (2) years preceding the Closing Date.

(ix) None of the Acquired Companies has been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) None of the Acquired Companies has entered into any transaction constituting a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(xi) None of the Acquired Companies, nor any predecessor of the Acquired Companies (A) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than any such group the common parent of which was the Company); (B) is party to, or bound by, any Tax sharing, indemnification, reimbursement or allocation agreement (other than any such agreement entered into in the Ordinary Course of Business and not primarily related to Taxes), or owes any amount under any such agreement; or (C) has any potential liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by contract, or otherwise.

(xii) None of the Acquired Companies, nor Parent as a result of its acquisition of the Acquired Companies, will be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise, for a taxable period that ends on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement; (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into prior to the Closing; (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring prior to the Closing; (D) any installment sale or open transaction disposition made prior to the Closing; or (E) any deferred revenue or prepaid amount received on or prior to the Closing Date, other than, with respect to (B) through (E), by virtue of any or all of the transactions contemplated by this Agreement. The Company has not made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(xiii) Each of the Acquired Companies uses the accrual method of accounting for income Tax purposes.

(xiv) None of the Acquired Companies has, or has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention), an office or fixed place of business, or otherwise is or has been subject to Tax, in any country other than the country in which it is organized.

(xv) None of the Acquired Companies is party to a gain recognition agreement under Section 367 of the Code. None of the Acquired Companies has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(xvi) None of the Acquired Companies has entered into any Contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes or that will result in any Tax benefits being subject to recapture or clawback.

(xvii) All transactions and agreements entered into between the Acquired Companies or between the Acquired Companies and any related parties have been made on arm’s length terms. Each of the Acquired Companies has properly and in a timely manner documented its transfer pricing methodologies in material compliance with the Code and the United States Treasury Regulations thereunder, including Section 482 and Treasury Regulations Section 1.6662-6, and any comparable provisions of any state, local or non-U.S. Laws.

(xviii) The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes. Section 3.8(a)(xviii) of the

Disclosure Schedule sets forth the entity classification of each of the other Acquired Companies for U.S. federal income Tax purposes.

(xix) None of the Acquired Companies has (A) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, or (D) sought, or intends to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(xx) None of the Company Securities are a “covered security” within the meaning of Section 6045(g) of the Code.

(b) Tax Matters related to Compensation. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax law). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for Taxes paid pursuant to Section 4999 of the Code and the regulations thereunder or any similar state Law. None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(c) 409A Compliance. Each nonqualified deferred compensation plan, if any, is and has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance (including notices, rulings, and proposed and final regulations) issued with respect thereto. No compensation is includable in the gross income of any Employee as a result of Section 409A of the Code with respect to any arrangements or agreements covering any Employee. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate, gross up, indemnify or otherwise reimburse any Employee for Taxes paid pursuant to Section 409A of the Code and the regulations thereunder or any similar state Law.

3.9 Restrictions on Business Activities. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no Contract, commitment or Order to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries (or any of their respective assets) which has or may reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company or any of its Subsidiaries, including the ability of the Company or any of its Subsidiaries to operate in any geography of the world or with any Person, including any Contract (A) that contains covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements, or (B) under which the Company or any of its Subsidiaries is restricted from hiring or soliciting potential employees, consultants or independent contractors. Without limiting the generality of the foregoing, none of the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted from selling, licensing, delivering or otherwise distributing or commercializing any of Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.10 Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

(a) None of the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company or any of its Subsidiaries, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. None of the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and/or withdrawn.

(c) Each of the Company and its Subsidiaries has good title to, or valid leasehold interest in all of its properties, and interests in properties and tangible assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased tangible properties and assets, valid leasehold interests in such properties and assets that afford each of the Company and its Subsidiaries, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

(d) The tangible assets and properties owned, leased and licensed by the Company or its Subsidiaries constitute all of the assets and properties (other than Intellectual Property Rights, which are covered by Section 3.11) that are necessary for the Company and its Subsidiaries to conduct, operate and continue the conduct of the business of the Company and its Subsidiaries and to sell and otherwise enjoy full rights to exploitation of the assets and properties of the Company and its Subsidiaries in all material respects.

(e) All material machinery, equipment, and other tangible assets of the Acquired Companies (other than real property) currently being used in the conduct of the business of the Acquired Companies have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Acquired Companies.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule contains a correct, current, and complete list of all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner, if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.

(b) Section 3.11(b) of the Disclosure Schedules contains a correct, current, and complete list of all material Company IP Agreements, specifying for each, the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company or any if its Subsidiaries is a licensor and grants license rights to any Person to any Company Intellectual Property (except for non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business); (ii) under which the Company or any if its Subsidiaries is a licensee and is granted license rights to the Intellectual Property of any Person (other than agreements with a third party for commercially available software on the vendor’s standard form template agreement and having annual fees of less than $25,000 per year and non-exclusive licenses granted in the Ordinary Course of Business); and (iii) which otherwise relate to the Company’s or any if its Subsidiaries’ development or acquisition of Intellectual Property (other than employment-related agreements). Company has made available to Parent correct and complete copies of all Company IP Agreements, including all material amendments and supplements thereto. Each Company IP Agreement is valid and binding on the Company and its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in 3.11(c)(i) of the Disclosure Schedules, the Company or any if its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the material Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, free and clear of Liens other than Permitted Liens, and, has a valid and enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the Company’s or any if its Subsidiaries’ business as currently conducted. Except as set forth in Section 3.11(c)(ii) of the Disclosure Schedules, the Company or a Subsidiary has entered into written Contracts with each employee, consultant, independent contractor, personnel, or other Person who has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company or any if its Subsidiaries whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created, or developed by such employee, consultant, independent contractor, personnel or other Person within the scope of his or her employment or engagement with the Company or its Subsidiaries; (ii) grants to the Company or its Subsidiaries a present assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s or its Subsidiaries’ ownership interest in the material Company IP Registrations have been executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own or use any Company Intellectual Property and Intellectual Property granted to the Company or its Subsidiaries under the Company IP Agreements, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of the Company, all of the Company Intellectual Property (except in process Company IP Registrations for Patents) are subsisting, valid, and enforceable and there is no reasonable basis to challenge such validity or enforceability. The Company and its Subsidiaries have taken necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Except pursuant to enforceable confidentiality obligations in favor of the Company or its Subsidiaries, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars.

(f) The conduct of the Company and its Subsidiaries’ business as currently and previously conducted, including the use of the Company Intellectual Property do not infringe, misappropriate or otherwise violate, have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g) There have been no Legal Proceedings (including any lawsuits or administrative proceedings, including opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company or its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s or its Subsidiaries’ right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company or any of its Subsidiaries, alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Legal Proceeding. Neither the Company nor any of its Subsidiaries is subject to any Order that restricts or impairs the use of any Company Intellectual Property in any respect.

(h) Section 3.11(h) of the Disclosure Schedule lists all software or other material that is used or distributed as Open Source Software or “free software” by the Company or any of its Subsidiaries (the “Open Source Materials”). Section 3.11(h) of the Disclosure Schedule identifies for each Open Source Material the license pursuant to which it is used and describes the manner in which the Open Source Materials were used, including: (i) the open source license (including version number, if any) pursuant to which Company or any of its Subsidiaries use such Open Source Materials, (ii) the location on the Internet, if any, where such Open Source Materials were most recently accessed by the Company or any of its Subsidiaries, (iii) whether and how the Open Source Materials were modified or distributed by the Company or any of its Subsidiaries, (iv) if the Open Source Materials were modified, the nature of the modification, and (v) the relationship of the Open Source Materials to the Company’s or any of its Subsidiaries’ assets and properties, including, for example, any software. All of the Open Source Materials used by the Company or any of its Subsidiaries have been used in compliance in all material respects with the terms of each respective license. Neither the Company nor any of its Subsidiaries has used, modified, distributed, or made available any Open Source Materials in a manner that that creates, or purports to create, obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other software incorporated into, derived from or distributed with the Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

3.12 Agreements, Contracts and Commitments.

(a) Except for this Agreement, the Related Agreements and the Contracts specifically identified on Section 3.12(a) of the Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 3.12 of the Disclosure Schedule that correspond to the Subsection or Subsections of this Section 3.12 of the Disclosure Schedule), and except with respect to a Company Benefit

Plan (including the Company Equity Plan and any awards issued under the Company Equity Plan and assumed pursuant to Section 2.1(b)) and the Lease Agreements, none of the Company nor any of its Subsidiaries is a party to, bound by or uses the benefits of any of the following Contracts:

(i) (i) any form of employment, contractor or consulting Contract with any current Employee, consultant or independent contractor and any individual agreements that materially deviate from the standard form; (ii) any Contract to grant any severance, change of control payments, retention bonus, or termination pay (in cash or otherwise) to any Employee; (iii) each employment agreement or offer letter that is not immediately terminable at-will by the Company without advance notice, severance, or other cost or liability; (v) any form bonus or commission plan, or any bonus agreements or commission agreements with any Employee, and the schedule of bonus or commission commitments made to Employees; or (vi) any separation agreement, settlement agreement with any Employee or other Person, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, entered into within the three year period preceding the Closing, (1) pursuant to which claims for harassment or discrimination were released; or (2) under which the Company or any of its Subsidiaries has any current actual or potential Liability;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any Contract relating to capital expenditures and involving future payments in any amount in excess of $25,000 individually or $75,000 in the aggregate, in each case in any fiscal year;

(iv) any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(v) any mortgages, hypothecs, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(vi) any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $25,000 individually or $75,000 in the aggregate, in each case in any fiscal year and is not cancelable without penalty within ninety (90) days;

(vii) any Contract with any Governmental Entity to which the Company or any Subsidiary is a party;

(viii) any confidentiality and non-disclosure agreements (whether the Company or any of its Subsidiaries is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the Ordinary Course of Business or in connection with a potential Acquisition Transaction entered into prior to the Agreement Date;

(ix) any Contract required to be disclosed on Section 3.9 of the Disclosure Schedule;

(x) (A) any management service, legal partnership or joint venture Contract; and (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons;

(xi) each Contract containing any royalty, milestone, or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or event;

(xii) each Contract that contemplates or involves the payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution, reseller or sales representative agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any IP Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(xiii) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xv) any Contract that provides for the assumption of any Tax, environmental or other Liability of any Person;

(xvi) any Contract between or among the Company or any Subsidiary, on the one hand, and any Affiliates (other than the Company or any such Subsidiary), on the other hand, that will not be terminated effective as of the Closing Date (other than employment, incentive, compensatory and similar agreements, and Charter Documents);

(xvii) any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding; and

(xviii) any other Contract that involves $25,000 individually or $75,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within ninety (90) days.

(b) The Company has made available correct and complete copies of each Contract required to be disclosed pursuant to Sections 3.2, 3.9, 3.10, 3.11, 3.12 and 3.19(a). For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection 3.12(b) and any Contracts entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed if such Contract had been in effect as of the Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.”

(c) Each of the Company and its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and, to the Knowledge of the Company, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is valid, binding and, assuming the due authorization, execution and delivery by the other parties thereto, enforceable against the Company or its Subsidiaries (to the extent such entity is a party to such Material Contract), and is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or material event of default under any Material Contract; or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify or in any material respect any Material Contract. None of the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. None of the Company nor any of its Subsidiaries has any Liability for renegotiation of Contracts with Governmental Entities.

3.13 Interested Party Transactions.

(a) Except as set forth on Section 3.13 of the Disclosure Schedule, no officer, director or manager of the Acquired Companies, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, none of the members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act)) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) any interest in any entity that purchases from or sells or furnishes to the Acquired Companies, any goods or services; (iii) any interest in, or is a party to, any Contract to which the Acquired Companies is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of any Acquired Company); (iv) is the beneficiary of any management or other fees paid by any of the Acquired Companies; or (v) is indebted to or has borrowed money from or lent money to, or is a guarantor or indemnitor of any Acquired Company (other than any such indebtedness, guarantee or indemnity that will be discharged or extinguished at or prior to Closing); provided, that ownership of no more than five percent (5%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.13. Except as set forth on Section 3.13 of the Disclosure Schedule, no Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into on or after the inception of such Acquired Company, have been on an arms’-length basis on terms no less favorable to the Company or any of its Subsidiaries than would be available from an unaffiliated party.

3.14 Company Authorizations. Section 3.14 of the Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates, provides any services or holds any interest in any of their properties; or (b) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively, including any such items that are required to be disclosed in Section 3.14 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company or any of its Subsidiaries, are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets. Each of the Company and its Subsidiaries is in compliance in all material respects with all such Company Authorizations.

3.15 Litigation.

(a) There is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened against the Company, any of the Company’s Subsidiaries, or any of their respective properties or assets (tangible or intangible) or any of the officers, directors or managers of the Company or any of its Subsidiaries (in their capacities as such). To the Knowledge of the Company, no Governmental Entity has at any time during the last three (3) years challenged or investigated the legal right of the Company or any of its Subsidiaries to conduct its respective operations as presently or previously conducted or as currently contemplated to be conducted. To the Knowledge of the Company, there is no Legal Proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to laws of the State of Delaware to indemnification from the Company or any of its Subsidiaries related to facts and events existing prior to the Effective Time.

(b) None of the Company nor any of its Subsidiaries has any Legal Proceeding of any nature pending against any other Person.

3.16 Books and Records.

(a) The Company has made available to Parent correct and complete copies of (i) all documents identified on the Disclosure Schedule, and (ii) the Charter Documents, each as currently in effect. The minute books of each of the Company and its Subsidiaries provided to Parent contain a correct and complete summary of all meetings of its directors and of the stockholders of the Company or actions by written consent of each of the Company and its Subsidiaries through the date hereof, and reflect all transactions referred to in such minutes accurately in all material respects.

(b) Each of the Company and its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are correct and complete and fairly reflect, in all material respects, the business activities of each of the Company and its Subsidiaries. None of the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Acquired Companies are in the possession of the Company.

3.17 Environmental, Health and Safety Matters. Each of the Company and its Subsidiaries is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company or any of its Subsidiaries are not, or that its business has not been conducted, in material compliance with all Environmental, Health and Safety Requirements. None of the Company nor any of its Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries with respect to Environmental, Health and Safety Requirements.

3.18 Brokers’ and Finders’ Fees. None of the Company nor any of its Subsidiaries has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company or any of its Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.19 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.19(a) of the Disclosure Schedule contains a correct and complete list, as of the Agreement Date, of each Company Employee Plan and each Employee Agreement, indicating the applicable jurisdiction of each International Employee Plan and required employer contribution (if any). None of the Company, its Subsidiaries, or any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.

(b) Documents. The Company has made available to Parent (i) where the Company Employee Plan has been reduced to writing, correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, and, where the Company Employee Plan has not been reduced to writing, a written summary of all material plan terms; (ii) the three most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets (or, if applicable, the most recent financial and asset statements, audited where required by applicable Law); (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan; (v) all current material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements, group insurance contracts, custodial agreements, funding agreements, investment management agreements, investment advisory agreements, and side letters; (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan that occurred within the current calendar year, or the three (3) prior calendar years; (vii) current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, and ERISA bond; (viii) all nondiscrimination and top-heavy tests for each Company Employee Plan for the three most recent plan years; and (ix) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available (or a copy of any pending application for a determination letter and any related correspondence from the IRS).

(c) Employee Plan Compliance. The Company and each Subsidiary of the Company has performed all obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws, including ERISA, the Code, the Affordable Care Act, and any applicable local Laws. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event or condition that has adversely affected or could adversely affect such qualified status. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and its Subsidiaries has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability with respect to any Company Employee Plan under Section 502(i) or 502(l) of ERISA, Title I of ERISA, or Sections 4975 through 4980 of the Code. All benefits, contributions, and premiums relating to each Company Employee Plan have been timely paid in accordance with the terms of such Company Employee Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(d) No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.

(e) No Self-Insured Plan, MEWA or VEBA. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies). No Company Employee Plan is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time have the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) For each Company Employee Plan that is a group health plan under Section 733(a)(1) of ERISA and Section 5000(b)(1) of the Code, the Company has complied with the Patient Protection and Affordable Care Act (“ACA”), and the Company has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, with respect to any of Company Employee Plans.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute or Law, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or applicable Law.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) result in any payment or benefit (including severance, bonus or otherwise) becoming due to any Employee of the Company or any of its Subsidiaries (except as set forth in Section 3.19(i) of the Disclosure Schedule); (ii) result in any forgiveness of Indebtedness with respect to any Employee; (iii) increase or accelerate any payments or benefits (including stock or stock-based compensation) otherwise payable by the Company or any of its Subsidiaries; or (iv) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.

(j) Employment Matters. The Company and each Subsidiary of the Company is, and at all times in the last three (3) years has been, in material compliance with all applicable Laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding practices and procedures respecting employment, including but not limited to: employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, harassment, and retaliation, equal employment opportunity, fair employment practices, statutory leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, pay equity, background investigations, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, health and welfare, or other statutory benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and each Subsidiary of the Company has paid in full to all current and former Employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons, and any amounts accrued (but not yet due and owing) are properly reflected in the books and records of the Company and its Subsidiaries. Except as set forth in Section 3.19(j) of the Disclosure Schedule, there are no Legal Proceedings, administrative matters, complaints, grievances, or investigations pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of the Employees relating to any Employee, or Employee Agreement, including (without limitation), any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, or any other employment related matter arising under applicable Law (other than ordinary unemployment claims or routine claims under a Company Employee Plan). There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company or any of its Subsidiaries or any trustee under any worker’s compensation policy or long term disability policy. None of the Company nor any

Subsidiary of the Company is a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices. Except as set forth in Section 3.19(j) of the Disclosure Schedule or applicable Law, the employment of each Employee is terminable at the will of the Company or applicable Subsidiary of the Company, and none of the Company nor any Subsidiary of the Company has any obligation to provide any particular form or period of notice prior to terminating the employment of any Employee, and any such termination would result in no Liability to the Company or any of its Subsidiaries other than claims for severance pay and benefits as set forth in Section 3.19(j) of the Disclosure Schedule or applicable Law. None of the Company nor any Subsidiary of the Company has any Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee under applicable federal and state law; (B) any Employee leased from another employer; or (C) any Employee currently or formerly classified as exempt from overtime wages under applicable federal or state Law. No current or former Employee of the Company or any Subsidiary of the Company is misclassified as exempt from overtime under applicable wage and hour laws, and no current or former independent contractor is a misclassified employee. There are no outstanding assessments, orders, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation or occupational health and safety legislation and, to the Knowledge of the Company, no audit or investigation of the Company or any Subsidiary is currently being performed pursuant to any such legislation.

(k) Labor. There is no labor organization representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Employees of the Company or of any Subsidiary of the Company. There is not now or within the three (3) years preceding the Agreement Date pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company any: (i) labor dispute, strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute; (ii) unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity; (iii) request or demand by any labor organization for recognition as the collective bargaining representative of any Employees of the Company or of any Subsidiary of the Company, or union organizing activity (of unrepresented Employees); (iv) representation petition or question concerning representation regarding any Employees of the Company or of any Subsidiary of the Company; or (v) Legal Proceeding, or labor disputes or grievances relating to any labor matters involving any current Employee, including charges of unfair labor practices. None of the Company nor any Subsidiary of the Company is presently, nor has been in the past, a party to, or bound by, or obligated to negotiate, any collective bargaining agreement or other contract with a labor organization, a trade or labor union, employees’ association, works council, or similar organization representing any of the Employees of the Company or of any Subsidiary of the Company (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Company or any Subsidiary of the Company to bargain with any labor organization or representative for any Labor Agreement. None of the Company nor any Subsidiary of the Company has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or other applicable labor relations Laws, and none of the Company nor any Subsidiary of the Company has received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization, and there are no arbitration opinions or decisions binding the Company or any Subsidiary of the Company that interprets or enforces any Labor Agreement to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company is bound. None of the Company nor any Subsidiary of the Company has taken any action that would constitute a mass termination under applicable employment standards Laws, nor a “plant closing” or “mass layoff” within the meaning of the WARN Act, and has not issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied, including as a result of the COVID-19 pandemic or any Law, Order, directive, guidelines or recommendations by any Governmental Entity. No employment terminations, material reduction in salary or wages or employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours, including any that could reasonably be expected to trigger notice under the WARN Act, has occurred within the past six (6) months prior to the Closing or is currently contemplated, planned or announced, including as a result of any Law, Order, directive, guidelines or recommendations by any Governmental Entity.

(l) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee of the Company or any Subsidiary of the Company is obligated under any contract or agreement, or subject to any Order of any Governmental Entity, that would conflict with such Person’s employment with the Company or any Subsidiary of the Company, interfere with such Person’s efforts to promote the interests of the Company or any Subsidiary of the Company or that would interfere with the business of the Company or any Subsidiary of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any Subsidiary of the Company as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the business of the Company or any Subsidiary of the Company as presently conducted or proposed to be conducted shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(m) Certain Employee Matters. Section 3.19(m) of the Disclosure Schedule contains a correct and complete list of the current Employees of the Company and each Subsidiary of the Company as of the Agreement Date and shows with respect to each such Employee (i) the Employee’s name (or employee identification number if the Employee’s name must be redacted as required by applicable Laws), position held, base salary or hourly wage rate, as applicable, including each Employee’s designation as either exempt or non-exempt, job title, and all other remuneration payable or which the Company or any Subsidiary of the Company is bound to provide (whether at present or in the future) to each such Employee, and includes, if any, particulars of all profit sharing, incentive, commissions, and bonus arrangements to which the Company or any Subsidiary of the Company is a party; (ii) the date of hire; (iii) vacation or paid time off eligibility for the current calendar year (including accrued paid time off or sick leave from prior years); (iv) leave status (if applicable); (v) visa or work permit status and visa or work permit expiration date (as applicable); (vi) location of employment (including city, state and country, as applicable); (vii) relevant prior notice period required in the event of termination; (viii) any severance or termination payment (in cash or otherwise) to which any Employee could be entitled; and (ix) whether subject to a written employment Contract. No Employee has given notice to the Company or any Subsidiary of the Company to terminate his or her employment with the Company or applicable Subsidiary of the Company and to the Knowledge of the Company, no Employee intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. There are no performance improvements or disciplinary actions contemplated or pending against any of the Employees. No visa or work permit held by a worker with respect to their service with the Company or any of its Subsidiaries will expire during the six (6)-month period beginning on the Agreement Date. As of the Agreement Date there are no outstanding offers of employment which have been made by the Company or its Subsidiaries which have not yet been accepted.

(n) Contractor List. Section 3.19(n) of the Disclosure Schedule lists, as of the Agreement Date, (i) all current independent contractors, consultants and advisors to the Company or any Subsidiary of the Company; (ii) the location at which such independent contractors, consultants and advisors are providing services; (iii) the dates of engagement, and the notice or termination provisions applicable to the individual; (iv) to the extent applicable, the amounts paid to such independent contractors, consultants and advisors in calendar years 2020, 2021 and year-to-date 2022; (v) whether they are an individual or entity; and (vi) any eligibility to receive severance, termination or retention payment, change of control payment, or other similar compensation. Except as set forth on Section 3.19(n) of the Disclosure

Schedule, all independent contractors, consultants and advisors to the Company or any Subsidiary of the Company can be terminated immediately and without advance notice or Liability on the part of the Company or applicable Subsidiary of the Company.

(o) Misconduct. No allegations of sexual harassment, sexual misconduct, discrimination or retaliation while employed by, or providing services to, the Company or any Subsidiary of the Company have been made, or to the Company’s Knowledge, threatened or anticipated, (i) against any current or former officer, director, manager, or supervisor of the Company or of any Subsidiary of the Company; or (ii) by any Employee of the Company or any Subsidiary of the Company against the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has disciplined or terminated any Employee, entered into any settlement agreement (other than separation agreements containing general releases of all claims in the Ordinary Course of Business), or conducted any investigation related to allegations of sexual harassment, sexual misconduct or retaliation by or regarding any current or former Employee. To the extent required by applicable Law, each of the Company and its Subsidiaries has established and distributed to its Employees a written policy against harassment and a complaint procedure, and it has required all Employees to complete anti-harassment training in material compliance with applicable Law.

(p) Work Authorization. All of the Employees of the Company and each Subsidiary of the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working. With respect to individuals employed within the United States or its territories, the Company has on file a completed Form I-9 for such individual completed no later than the third business day after such individual’s date of hire and the Company has verified the eligibility of all such individuals within the past three (3) years through the U.S. Department of Homeland Security’s e-Verify system. The Company has not knowingly hired or continued to employ unauthorized workers. The Company has not used the services of any individual through a staffing agency, Contract or subcontract knowing that the individual was an unauthorized worker.

3.20 Insurance. Section 3.20 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last three (3) years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company and each of its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds.

3.21 Compliance with Laws. Each of the Company and its Subsidiaries is and has been for the three (3) years preceding the Agreement Date, in compliance in all material respects with all Laws and Orders applicable to such Person and any of such Person’s business, properties or assets. During the three (3) year period preceding the Agreement Date, neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, verbal or other informal notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in all material respects with all Laws or Orders applicable to the Company and its Subsidiaries and any of its business, properties, or assets. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the violation of any Laws, nor has any governmental investigation been threatened. No director, officer, or, to the Knowledge of the Company, agent, employee, consultant, representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, violated any provision of any Privacy Laws, Privacy Requirements, Regulatory Laws or Trade Laws. The representations and warranties set forth in this Section 3.21 do not apply to the representations or warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, tax matters which are addressed in Section 3.8, intellectual property matters which are addressed in Section 3.11, environmental matters which are addressed in Section 3.17, employee plans which are addressed in Sections 3.19(c) and (g), employment matters which are addressed in Section 3.19(j), labor matters which are addressed in Sections 3.19(k) and (o), export control matters which are addressed in Section 3.22, anti-corruption matters which are addressed in Section 3.23, and regulatory matters which are addressed in Section 3.24.

3.22 Export Control and Sanctions Laws. The Company and each of its Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company or any Subsidiary of the Company conducts business. None of the Company nor any Subsidiary of the Company has engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran, North Korea and Syria) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; or (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List or equivalent, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). None of the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any of their respective actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (A) the Company and each Subsidiary of the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (B) the Company and each Subsidiary of the Company is in material compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary of the Company with respect to such Export Approvals, and (D) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost. None of the Company, any Subsidiary of the Company, any of their respective officers, directors or managers nor, to the Knowledge of the Company, any of their respective employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.

3.23 Anti-Corruption Laws. None of the Company, any of its Subsidiaries, any of their respective officers, directors or managers nor, to the Knowledge of the Company, has any Affiliate, employee or agent of any of the Company or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official”

(as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including Anti-Corruption Laws); or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries. The Company and its Subsidiaries have established and maintain written policies and procedures to promote and ensure material compliance with Anti-Corruption Laws and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, any of its Subsidiaries, any of their respective officers, directors or managers nor, to the Knowledge of the Company, any of their respective employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.

3.24 Regulatory Matters.

(a) The Company’s and its Subsidiaries’ product candidates are being and have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Laws, including, but not limited to, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, such as regulations relating to good laboratory practice, good clinical practice, and good manufacturing practice, (ii) applicable sections of the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations, (iii) any other applicable Laws governing research, development, investigational use, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, or export of investigational drug products (collectively, “Regulatory Laws“), as well as (iv) any permits, licenses, certifications, approvals, registrations, consents, clearances, authorizations, variances, exemptions and orders issued or granted by a Governmental Entity to the Company or any Subsidiary, including but not limited to investigational new drug applications or their national or foreign equivalents (collectively, “Regulatory Permits”). All such Regulatory Permits are in full force and effect, and to the Knowledge of the Company, no Governmental Entity has threatened to limit, suspend or revoke any Regulatory Permit.

(b) All pre-clinical studies and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any of its Subsidiaries are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws and Regulatory Permits, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (including for the protection of the rights and welfare of human subjects), and all Laws restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of the Company or any of its Subsidiaries with respect to any product candidate has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of Company, there are no facts that could give rise to such a determination. No Governmental Entity, institutional review board, ethics committee, independent monitoring committee, or institutional animal care and use committee has provided notice that it has initiated or, to the Knowledge of Company, is threatening to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing pre-clinical or clinical testing, and, to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such action.

(c) Neither the Company nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiaries’ product candidates or in the Company’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any notice of inspectional observations, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity or any other Person for a violation of any applicable Regulatory Laws, nor is any such action pending resolution. As of the date hereof, (i) there are no restrictions imposed by any Governmental Entity upon the business, activities or services of the Company or any of its Subsidiaries that restrict the Company’s or any of its Subsidiaries’ business operations, (ii) the Company or any of its Subsidiaries and its product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Entity, and (iii) to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(d) The Company and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws or the terms of any Regulatory Permits. Each such filing complied in all material respects with applicable Regulatory Laws as of the date of submission and was true, complete and correct as of the date of submission, and no deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, submissions, reports or related information. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by the Company or any of its Subsidiaries have been submitted thereby to the applicable Governmental Body or appropriate third party.

(e) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any officer, employee, or agent of the Company or any of its Subsidiaries (including Persons engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services), has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Entity to invoke any similar policy.

(f) Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no officer, employee, clinical investigator or agent of the Company or any of its Subsidiaries has, been debarred under 21 U.S.C. § 335a or any similar applicable Law or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law. Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of Company, no officer, employee, clinical investigator, or agent of the Company or any of its Subsidiaries has, been convicted of any crime or, to the knowledge of the Company, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law or been excluded from participation in such federal health care programs or similar foreign programs. Neither the Company nor any of its Subsidiaries is, and, to the Knowledge of Company, no officer, employee, clinical investigator, or agent of the Company or any of its Subsidiaries is, subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Company, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

3.25 Privacy and Data Security.

(a) The Company and its Subsidiaries have implemented written policies relating to the Processing of Personal Data as of and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) Neither the Company nor any of its Subsidiaries has received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against the Company or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity) alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) To the Company’s Knowledge, since January 1, 2019, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of the Company or any of its Subsidiaries and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data.

(d) The Company and its Subsidiaries own or have a license to use the Company IT Systems as necessary to operate the business of the Company and its Subsidiaries as currently conducted.

3.26 Compliance with Regulation D. The Company is aware that the shares of Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act. To the Company’s Knowledge, at no time was any Company Stockholder solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, neither the Company nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of the Company or its Subsidiaries, or the business and operations or the assets of the Company or its Subsidiaries. Except for the representations and warranties in Article IV or the representations or warranties expressly made by Parent or Merger Sub in any Related Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, is made or shall be deemed to have been made by or on behalf of Parent or the Merger Sub to the Company in connection with this Agreement, and the Company hereby expressly disclaims reliance upon any such representation or warranty.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or other legal power and authority, as applicable, to own, lease and operate its assets and properties to carry on its business as it is now being conducted.

4.2 Authority and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further corporate action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby, other than the Merger Sub Stockholder Approvals and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement and any Related Agreements to which any of Parent and Merger Sub is a party have been, or as of the Effective Time, shall be, duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or shall constitute when executed and delivered, the valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against each of Parent and Merger Sub, as the case may be, in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; and (b) general principles of equity. The boards of directors of each of Parent and Merger Sub have, by resolutions duly adopted by written consent or at a meeting of all directors of each of Parent and Merger Sub (and not thereafter modified or rescinded) have approved this Agreement, the Related Agreements, and the transaction contemplated hereby, including the Merger, in accordance with the provisions of the DGCL (the “Parent Board Resolutions”). No consent is required by the stockholders of Parent to adopt this Agreement and approve the Merger under the DGCL. The affirmative vote of Parent as the sole stockholder of Merger Sub is the only vote of the stockholders of Merger Sub necessary to adopt this Agreement and approve the Merger under the DGCL (the “Merger Sub Stockholder Approval”).

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, Parent’s or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of Parent or any of its Subsidiaries herein or to prevent Parent and Merger Sub from consummating the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.

4.3 Issuance of Shares. Immediately prior to the Closing, the shares of Parent Common Stock to be issued to the Company Stockholders in connection with the Merger will be duly and validly reserved for issuance. Upon consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Common Stock to be issued hereunder shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than (a) Liens created by the Company Stockholders; and (b) Liens imposed by securities Laws. The issuance of Parent Common Stock hereunder will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.

4.4 No Conflict. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (a) the Parent Organizational Documents, or (b) any Law or Order applicable to Parent, Merger Sub, other than, in the case of clause (b), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Effect with respect to Parent, or (ii) prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

4.5 Litigation. As of the Agreement Date, there is no Legal Proceeding pending, or to the Knowledge of Parent, threatened against Parent that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

4.6 Parent Financial Statements. Parent has filed with the United States Securities and Exchange Commission (the “SEC”) correct and complete copies of (i) the consolidated audited financial statements of Parent and its Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2020 (including, in each case, balance sheets, statements of income and statements of cash flows) and (ii) the unaudited consolidated financial statements of Parent and its Subsidiaries as of September 30, 2022 and for the nine (9)-month period then ended (including balance sheets, statements of income and statements of cash flows) ((i) and (ii) collectively, the “Parent Financials”). The Parent Financials (A) are derived from and in accordance with the books and records of Parent; (B) have complied as to form with applicable accounting requirements with respect thereto as of their respective dates; (C) fairly present in all material respects the consolidated financial condition of Parent at the dates therein indicated and the consolidated results of operations and cash flows of Parent for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments and the absence of footnotes, none of which individually or in the aggregate are or shall be reasonably be expected to have a material adverse effect on Parent); and (D) were prepared in accordance with GAAP, except for the absence of normal recurring year-end adjustments and footnotes in the Parent Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.

4.7 Financing. Parent has, and will on the Closing Date have, sufficient unrestricted cash on hand to pay all amounts required to be paid by Parent in cash at the Closing pursuant to the terms of this Agreement. In no event shall the receipt by, or the availability of any funds by, Parent or any of its Affiliates or any other financing be a condition to Parent’s obligation to consummate the transactions contemplated hereunder.

4.8 Brokers’ and Finders’ Fees. Except for Piper Sandler & Co., none of Parent nor any of its Subsidiaries has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company or any of its Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.9 No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither of Merger Sub has incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.10 Listing of Common Stock. As of the date of this Agreement, the Parent Common Stock to be issued at the Closing pursuant to this Agreement and the shares which may be issued pursuant to any restricted stock unit award issued hereunder have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

4.11 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or any Related Agreement, neither Parent, Merger Sub nor any other Person makes any other representation or warranty, express or implied, at law or in equity, on behalf of Parent or Merger Sub, or the business and operations or the assets of Parent and Merger Sub. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub in connection with this Agreement, and each of Parent and Merger Sub hereby expressly disclaims reliance upon any such representation or warranty.

Article V

COVENANTS AND AGREEMENTS

5.1 Company Board Recommendation. Once the Company Stockholder Approval shall have been obtained, neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

5.2 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Company Stockholders shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Acquired Companies (taking into account any extension properly obtained) on or before the Closing Date and all income Tax Returns for periods ending on or before the Closing Date that are required to be filed by the Acquired Companies (taking into account any extension properly obtained) after the Closing Date (“Stockholder Prepared Returns”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date or with respect to such Stockholder Prepared Returns. All Stockholder Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the applicable Acquired Company with respect to such items, except as otherwise required by applicable Law. A reasonable period prior to filing a Stockholder Prepared Return that is an income or other material Tax Return (which shall be at least twenty (20) days in the case of any income Tax Return), the Company shall submit a copy of such Tax Return to Parent for Parent’s review and shall make such revisions to such Tax Returns as are reasonably requested by Parent.

(ii) Parent shall prepare or cause to be prepared and file or cause to be filed, at the expense of the Company Stockholders, all other Tax Returns with respect to a Pre-Closing Tax Period or Straddle Period (the “Parent Prepared Returns”). All such Parent Prepared Returns shall be prepared in a manner consistent with the applicable Acquired Company’s past practice, except as otherwise required by applicable Law. Parent will submit such Parent Prepared Return that is an income or other material Tax Return or shows Unpaid Pre-Closing Taxes to the Company Stockholders for review and comment a reasonable period prior to the filing of such Parent Prepared Return (taking into account any validly obtained extensions of time to file), which shall be at least twenty (20) days in the case of any income Tax Return (or, if such income Tax Return is required to be filed within twenty (20) days after the Agreement Date, as soon as practicable after the Agreement Date); provided that any failure or delay in providing any Parent Prepared Return to the Company Stockholders shall not relieve the Company Stockholders of any indemnification obligations with respect to such Tax Return except to the extent the Company Stockholders are actually prejudiced as a result thereof. Parent will make such revisions to such Tax Returns as are reasonably and timely requested in writing by the Company Stockholders. The Company Stockholders shall be responsible for reimbursing Parent for any Unpaid Pre-Closing Taxes shown as due on such Parent Prepared Return promptly upon request of Parent (to the extent such Unpaid Pre-Closing Taxes are not reflected in the Closing Indebtedness Amount or Closing Transaction Expenses Amount).

(b) Cooperation. The parties hereto shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of any Tax Returns and/or any Tax refunds with respect to the Acquired Companies’ operations and any pending or threatened audits, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Acquired Companies. Such cooperation shall include the retention and (upon the relevant party’s request) the provision of records and information in such party’s possession that are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In furtherance of the foregoing, prior to the Closing, the Company agrees to cooperate with Parent and provide any relevant information within their possession requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on any of the Acquired Companies’ Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Acquired Companies. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Company Stockholders or any Acquired Company be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Acquired Companies solely for taxable periods ending on or prior to the Closing Date).

(c) Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne and paid 50% by the Parent and 50% by the Company Stockholders. Each of Parent and the Company Stockholders shall cooperate in filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

(d) Tax Contests. If a claim shall be made by any Tax authority, which, if successful, would reasonably be expected to result in an indemnity payment to a Parent Indemnified Party, then such Parent Indemnified Party shall give notice to the Company Stockholders in writing of such claim and of any counterclaim the Parent Indemnified Party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Company Stockholders have been materially prejudiced as a result of such failure. With respect to any Tax Claim relating to a Pre-Closing Tax Period, Parent shall control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, the Company Stockholders may participate in such Tax Claim at their own expense. Notwithstanding the foregoing, Parent shall not settle any such Tax Claim, without the prior written consent of the Company Stockholders, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, this Section 5.2(d) (and not Section 6.5) shall govern Tax Claims to the extent of any conflict.

(e) Post-Closing Tax Actions. Without the written consent of the Company Stockholders, which shall not be unreasonably withheld, conditioned or delayed, none of Parent and its Affiliates shall, unless required to be in compliance with Law, (A) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre‑Closing Tax Period with respect to an Acquired Company, (B) take any action on the Closing Date with respect to an Acquired Company other than in the Ordinary Course of Business that would result in any liability with respect to Taxes to a Company Stockholder under this Agreement, or (C) make a Tax election pursuant to Section 338 of the Code or any similar election under state, local or foreign Tax Law with respect to an Acquired Company in connection with any of the transactions contemplated by this Agreement.

(f) Refunds and Credits. Except to the extent that any Tax refund or credit for overpayment of Taxes is attributable to the carryback of a Tax attribute generated in a taxable period beginning after the Closing Date any refunds or credits for overpayment of Taxes of an Acquired Company from the applicable Tax authority for any Pre-Closing Tax Period shall be for the account of the Company Stockholders to the extent such refund or credit of Tax was not taken into account for purposes of calculating the Total Merger Consideration, and shall be paid net after all costs and Taxes incurred in connection with the receipt thereof by Parent (for further distribution to the Company Stockholders) within twenty (20) days after Parent, an Acquired Company or any of their Affiliates receives such refund or after the relevant Tax Return or amended Tax Return is filed in which a credit for overpayment is applied to reduce Parent’s, an Acquired Company’s or any of their respective Affiliates’ liability for Taxes, net of all Taxes payable by Parent or any Affiliate (including, after the Closing, an Acquired Company) attributable to the receipt of such refund or credit and net of any reasonable out-of-pocket costs and expenses incurred by Parent or any Affiliate (including, after the Closing, an Acquired Company) in obtaining such refund or credit. In the event that Parent or any Affiliate (including, after the Closing, an Acquired Company) is required to repay all or any portion of such refund or credit (including any interest received thereon) to the relevant Tax authority, the Company Stockholders shall repay to Parent or such Affiliate the amount paid over pursuant to this Section 5.2(f) (plus any penalties, interest or other charges imposed by the relevant Tax authority).

5.3 Indemnification of Directors and Officers of the Company.

(a) During the period ending six (6) years after the Effective Time, the Surviving Entity or its successor shall, or Parent shall cause the Surviving Entity or its successor to, fulfill their obligations with respect to indemnification, advancement of expenses and exculpation to each Person who is now, or has been at any time prior to the Closing Date, a member of the Board, manager or officer of the Company and each of its Subsidiaries (such directors, managers and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company or any of its Subsidiaries and such Company Indemnitees set forth on Section 5.3(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”), and the Surviving Entity or its successor shall, or Parent shall cause the Surviving Entity or its successor to, indemnify and hold harmless, and provide advancement of expenses to all such Company Indemnitees in accordance with the terms thereof. Notwithstanding the foregoing, the obligations of Parent and the Surviving Entity or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents or the terms of the applicable indemnification agreement, and (ii) shall not be deemed to release any Company Indemnitee who is also an officer, manager or director of the Company or any of its Subsidiaries from his or her obligations pursuant to this Agreement or any Related Agreement.

(b) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Entity contained in this Section 5.3 shall be binding upon the successors and assigns of Parent and the Surviving Entity. In the event Parent or the Surviving Entity, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.3.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.3 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.3 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement. The rights of the Company Indemnitees (and other persons who are beneficiaries under the D&O Tail Policy) under this Section 5.3 shall be in addition to, and not in substitution for, any other rights that such Persons may have under applicable Law, the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company or any of its Subsidiaries and such Company Indemnitees.

5.4 Securities Law Exemption; Registration of Shares.

(a) Each of the parties hereto shall use its reasonable best efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and any applicable state “blue sky” securities laws.

(b) The shares of Parent Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred except in accordance with (i) the Parent Organizational Documents and (ii) the Securities Act and any other applicable state securities Laws pursuant to registration or exemption therefrom. All shares of Parent Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act, or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(c) Notwithstanding anything herein to the contrary, Parent shall use commercially reasonable efforts to register with the SEC any shares that may be issuable pursuant to any Company Equity Plan on a Registration Statement on Form S-8.

5.5 Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed that certain Confidentiality Agreement dated October 7, 2022 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms and each party will hold, and will cause its respective Representatives to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, confidential in accordance with the terms of the Confidentiality Agreement. Subject to Section 5.6, at no time shall any party hereto (and each such party shall cause each of its Subsidiaries and its and their respective Representatives to not) disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Parent. Notwithstanding the foregoing or anything to the contrary in this Agreement, a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed. The Company Stockholders and Merger Sub hereby agree to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though such party were a party thereto.

5.6 Public Disclosure. So long as this Agreement is in effect, neither the Company nor its Representatives shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, without the prior written consent of Parent; provided, the Company and its Representatives may, without further consent of Parent, make statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, that have previously been made by Parent.

5.7 Further Assurances. From and after the Closing Date, upon the request of Parent, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Transactions.

5.8 Reserved.

5.9 Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Merger.

5.10 Merger Sub and Surviving Entity. Parent shall take all actions necessary to cause Merger Sub and, after the Effective Time, the Surviving Entity to perform their respective obligations under this Agreement.

Article VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; escrow

6.1 Survival. The representations and warranties of the Company contained in this Agreement shall survive the Closing Date until 11:59 p.m. (New York time) on the date that is eighteen (18) months following the Closing Date; provided, that the Company Fundamental Representations shall remain in full force and effect until 11:59 p.m. (New York time) on the date that is the earlier of (a) forty-eight (48) months following the Closing Date; and (b) sixty (60) days following the expiration of the statute of limitations applicable to the subject matter underlying such representation or warranty; provided further, if an indemnification claim or notice is given under, and in accordance with, this Article VI with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall survive the Closing Date until 11:59 p.m. (New York time) on the date that is eighteen (18) months following the Closing Date. Each covenant and agreement of any party herein which, by its terms, is to be performed after the Closing, shall survive until fully performed in accordance with its terms. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Company Stockholders and Parent hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

6.2 Indemnification.

(a) From and after the consummation of the Merger, the Company Stockholders shall, (x) jointly to the extent of the Holdback Shares, and (y) as to any amounts exceeding the Holdback Shares, severally, and not jointly, in accordance with each Company Stockholder’s Pro Rata Share, indemnify and hold harmless Parent and its directors, officers, employees, Affiliates (including the Surviving Entity), agents and other representatives (the “Parent Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:

(i) any breach of, or inaccuracy in, any representation or warranty of the Company in this Agreement or the Certificates;

(ii) any breach or violation of any covenant or agreement by the Company or the Company Stockholder contained in this Agreement;

(iii) (A) any inaccuracy in any information set forth in the Allocation Schedule; or (B) any claim by or on behalf of any actual or purported present or former securityholder of the Company or any of its Subsidiaries, in his, her or its capacity as such;

(iv) regardless of the disclosure of any matters set forth in the Disclosure Schedule, any claims relating to D&O Indemnifiable Matters; or

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Unpaid Pre-Closing Taxes, Closing Transaction Expense Amount, Closing Indebtedness Amount or Excess Cash Amount, in each case, to the extent not taken into account in the Closing Certificate.

(b) From and after the consummation of the Merger, Parent shall indemnify and hold harmless the Company Stockholders and the Company Stockholders’ employees, Affiliates, agents and other representatives (the “Stockholder Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Stockholder Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:

(i) any breach of, or inaccuracy in, any representation or warranty of Parent or Merger Sub in this Agreement or any certificates or other instruments delivered by the Parent or Merger Sub in connection with the Closing of the transactions contemplated by this Agreement; or

(ii) any breach or violation of any covenant or agreement by Parent or Merger Sub contained in this Agreement.

(c) The rights of an indemnified party hereunder (the “Indemnified Party”) to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto, unless expressly stated herein or therein.

6.3 Certain Limitations.

(a) Except in the case of Fraud, willful misconduct and/or indemnification claims related to any breach of or inaccuracy in the Company Fundamental Representations, the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 6.2(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $500,000 in Losses in the aggregate (the “Deductible”), at which time the Parent Indemnified Parties shall be entitled to recover only Losses in excess of the Deductible, subject to the other limitations in this Agreement.

(b) Subject to the limitations set forth in this Section 6.3, the Parent Indemnified Parties shall be entitled to bring indemnification claims directly against the Company Stockholders (in accordance with each Company Stockholder’s Pro Rata Share); provided that any Losses with respect to such claims shall be recovered (i) first, from the Holdback Shares; and (ii) second, to the extent the Holdback Shares are insufficient to satisfy such claims, directly from the Company Stockholders; provided, further, that, except in the case of Fraud or willful misconduct, in no event shall the liability of the Company Stockholders for indemnification claims under Section 6.2(a)(i) (except in the case of indemnification claims related to any breach of or inaccuracy in the Company Fundamental Representations) exceed the value of the Holdback Shares in the aggregate; provided, further, that in no event shall the aggregate liability of Company Stockholders for all indemnification claims under this Agreement exceed the amount of Total Merger Consideration.

(c) The amount of any Losses that are subject to indemnification under this Article VI shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Parties from third parties in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery). The Indemnified Party shall use commercially reasonable efforts to pursue payment by the insurer of proceeds from any insurance policy reasonably applicable to cover such Losses.

(d) For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting (i) a breach of more than one representation, warranty, covenant or agreement, or (ii) a claim under more than one subsection of Section 6.2(a).

(e) The Indemnified Party shall use commercially reasonable efforts to take, and direct its Subsidiaries to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to a reasonable extent necessary to remedy the breach that gives rise to such Loss; provided, however, neither the Indemnified Party nor any of its Subsidiaries will have any obligation to take any action (i) that would reasonably be expected to result in any material costs and expenses that do not constitute Losses or (ii) that the Indemnified Party determines in good faith would reasonably be expected to materially adversely affect its reputation.

(f) The parties hereto acknowledge and agree that the sole and exclusive remedy for the parties with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise resulting from or arising out of this Agreement will be pursuant to the indemnification provisions set forth in this Article VI; provided, that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance, equitable or injunctive relief; (ii) any right or remedy of a party under any Related Agreement to which it is party; or (iii) any right or remedy with respect to Fraud.

(g) For purposes of determining the value of the Holdback Shares under this Article VI, the value of one Holdback Share shall equal the Parent Common Stock Price as of the Closing Date.

6.4 Claims for Indemnification; Resolution of Conflicts.

(a) Subject to the survival periods in Section 6.1 and the limitations set forth in Section 6.3 hereof, if an Indemnified Party wishes to make an indemnification claim under this Article VI, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the indemnifying party (the “Indemnifying Party”) (i) stating that such Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. An Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b) If the Indemnifying Party shall not object in writing within the fifteen (15) Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, (i) if the Indemnifying Party is the Company Stockholders, the Company Stockholders shall forfeit the right to receive Holdback Shares equal to the value of the amount of the Losses set forth in such Indemnification Claim Notice (or as much Holdback Shares as is then available in the event such Losses exceed the then available Holdback Shares), and should the Holdback Shares be insufficient to satisfy in whole the amount to be paid to a Parent Indemnified Party in accordance with the Indemnification Claim Notice, then, subject to the limitations set forth in this Article VI, each Company Stockholders shall, at its election, within ten (10) Business Days following the date of such memorandum, pay to the Parent Indemnified Party either (x) cash, (y) shares of Parent Common Stock or (z) a mixture of cash and shares of Parent Common Stock (with such shares of Parent Common Stock valued at the Parent Common Stock Price) equal to its Pro Rata Share of the Losses set forth in such Indemnification Claim Notice; and (ii) if the Indemnifying Party is Parent, Parent shall, within ten (10) Business Days following the date of such memorandum, pay cash to the Stockholder Indemnified Party.

(c) In the event that the Indemnifying Party shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 6.4(b), the Company Stockholders and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Stockholders and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Parent and the Company Stockholders shall be entitled to conclusively rely on any such memorandum. In such event, (i) if the Indemnifying Party is the Company Stockholders, the Company Stockholders shall forfeit the right to receive Holdback Shares equal to an aggregate amount of Holdback Shares equal to the amount of the Losses set forth in such memorandum (or as much Holdback Shares as is then available in the event such Losses exceed the then available value of the Holdback Shares), and should the Holdback Shares be insufficient to satisfy in whole the amount to be paid to a Parent Indemnified Party in accordance such memorandum, then, subject to the limitations set forth in this Article VI, each Company Stockholder shall, at its election, within ten (10) Business Days following the date of such memorandum, pay to the Parent Indemnified Party (y) shares of Parent Common Stock or (z) a mixture of cash and shares of Parent Common Stock (with such shares valued at the Parent Common Stock Price) equal to its Pro Rata Share of the Losses set forth in such Indemnification Claim Notice; and (ii) if the Indemnifying Party is Parent, Parent shall, within ten (10) Business Days following the date of such memorandum, pay cash to the Stockholder Indemnified Party.

(d) In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 6.4(c), each of Parent or the Company Stockholders may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 7.11.

(e) Promptly after the date that is twelve (12) months following the Closing Date (the “Interim Indemnity Holdback Expiration Date”), Parent will notify the Company Stockholders in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice that was delivered to the Company Stockholders at or prior to 11:59 p.m. (New York time) on the Interim Indemnity Holdback Expiration Date, but not resolved, at or prior to such time (each such claim a “Interim Continuing Claim”). Within ten (10) Business Days following the Interim Indemnity Holdback Expiration Date, Parent shall cause its transfer agent to deliver to the Company Stockholders (in accordance with each such stockholder’s Pro Rata Share of such amount) the amount of Holdback Shares equal to one-half of the initial amount of Holdback Shares, minus the amount of Holdback Shares used to satisfy any claims for indemnification prior to the Interim Indemnity Holdback Expiration Date, and the amount of Holdback Shares necessary to satisfy any Interim Continuing Claim.

(f) Promptly after the date that is eighteen (18) months following the Closing Date (the “Final Indemnity Holdback Expiration Date”), Parent will notify the Company Stockholders in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice that was delivered to the Company Stockholders at or prior to 11:59 p.m. (New York time) on the Final Indemnity Holdback Expiration Date, but not resolved, at or prior to such time (each such claim a “Final Continuing Claim” and such amount, the “Retained Holdback Amount”). Within ten (10) Business Days following the Final Indemnity Holdback Expiration Date, Parent shall cause its transfer agent to deliver to the Company Stockholders (in accordance with each such stockholder’s Pro Rata Share of such amount) (i) the Holdback Shares then remaining as of the Final Indemnity Holdback Expiration Date (as reduced by distributions from time to time pursuant to the terms of this Agreement), minus (ii) an amount of Holdback Shares that in the aggregate equal the Retained Holdback Amount.

(g) Following the Final Indemnity Holdback Expiration Date, after resolution and payment of all Continuing Claims, Parent cause its transfer agent to deliver to the Company Stockholders any then-remaining Holdback Shares (in accordance with each such stockholder’s Pro Rata Share of such amount).

6.5 Third Party Claims. In the event an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which the Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article VI, the Indemnified Party shall notify the Indemnifying Party of such claim with an Indemnification Claim Notice (a “Third Party Notice”), and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim (except that the Indemnified Party may withhold from the Indemnifying Party such communications with its legal counsel to the extent that legal counsel advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine in respect of such claim, after giving due consideration to any “community of interest” or similar privilege, if any); provided, that no delay or failure in delivering a Third Party Notice shall cause any Indemnified Party to forfeit any indemnification rights under this Article VI except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay or failure. Upon receipt of a Third Party Notice, the Indemnifying Party shall be entitled (at its sole expense) to participate in the defense of such Third Party Claim, and, if the Indemnifying Party (at its sole expense) so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim: (i) that is required by an insurer as a condition to the Indemnified Party’s eligibility to recover insurance proceeds on account of such Third Party Claim that such carrier control the matter, (ii) to the extent the Holdback Shares have yet to be fully released in accordance with the terms of this Article VI, where it is reasonably likely that the Losses resulting from such Third Party Claim will exceed the value of the then-remaining Holdback Shares, (iii) that is related to or arising in connection with any criminal Legal Proceeding or involving a Governmental Entity, (iv) where the claimant is seeking any remedy other than contractual monetary damages, (v) if the Indemnified Party believes in good faith that the Third Party Claim could (if adversely determined) have a material and adverse effect on its or its Affiliates’ reputation, or (vi) if the Indemnified Party is advised by legal counsel that, in its reasonable opinion, there is a conflict of interest that prevents the Indemnifying Party from adequately representing the Indemnified Party’s interests with respect to a Third Party Claims. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, then all the parties will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Indemnifying Party’s request) providing to the Indemnifying Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party has assumed the defense of the Third Party Claim, neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

6.6 Treatment of Payments. Any payment under Article VI of this Agreement, and any payment giving rise to such payment, shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.

Article VII

GENERAL PROVISIONS

7.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand; (ii) upon transmission, if sent by electronic mail transmission, or (iii) one (1) Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Parent or the Merger Sub, to:

Fulgent Genetics, Inc.

4978 Santa Anita Ave.

Temple City, CA 91780

Attention: General Counsel

Email:

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

3580 Carmel Mountain Road

San Diego, CA

Attention: Scott M. Stanton

Email:

and

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attention: Rowook Park

Matthew Browne

Email:

(b) if to the Company, to:

Fulgent Pharma Holdings Inc.
4978 Santa Anita Ave.

Temple City, CA 91780
Attention: Natalie Prescott

Email:

with a copy to (which shall not constitute notice):

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive

Suite 400

San Diego, AA 92130

Attention: Paul B. Johnson

Email:

(c) If to the Company Stockholders, to the address as set forth in the Allocation Schedule.

7.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The terms “any” or “or” are not exclusive. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

7.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

7.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) except as set forth in Section 5.3, are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise; provided, that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

7.6 Extension and Waiver. At any time following the Closing, Parent, on the one hand, and the Company Stockholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party or parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties.

7.7 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution and delivery of an instrument in writing signed on behalf of each of the parties hereto; provided that the execution and delivery of an instrument in writing signed on behalf of the Company Stockholders shall not be required for any such amendment that does not have a negative impact on the Company Stockholders. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5.3 and this sentence shall not be amended or waived in a manner adverse to any Company Indemnitee without the prior written consent of the affected Company Indemnitee.

7.8 Specific Performance. The parties hereto agree that, in the event of any breach or threatened breach by the other party or parties hereto, or the Company Stockholders of any covenant, obligation or other agreement set forth in this Agreement, (a) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (b) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

7.9 Other Remedies. Except as otherwise set forth herein (and except specifically such limitations as are set forth in Section 6.3), any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

7.11 Exclusive Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND,

THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11(b).

7.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

7.13 Acknowledgments.

(a) The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Parent and Merger Sub and acknowledges that the Company and its Representatives have been provided with access to the properties, premises and records of Parent for this purpose. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties of Parent and Merger Sub set forth in Article IV, and the Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, neither Parent, nor Merger Sub, nor any of their respective Representatives nor any other Person acting on Parent’s or Merger Sub’ behalf makes or has made, and the Company is not relying on and has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives, or otherwise with respect to Parent, Merger Sub, any of their businesses or the Merger. Without limiting the generality of the foregoing, the Company acknowledges and agrees that neither Parent, nor Merger Sub nor any of their respective Representatives or any other Person has made, and the Company is not relying on and has not relied on, any representation or warranty to the Company or any of its Representatives, including with respect to (i) any projections, estimates or budgets for Parent, or (ii) any materials, documents or information relating to Parent, Merger Sub or their respective businesses made available to the Company or any of its Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (i) and (ii), as set forth in the representations and warranties set forth in Article IV.

(b) Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and acknowledges that each of Parent and Merger Sub has been provided with access to the properties, premises and records of the Company for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement or the Certificates, and each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedules) or the Certificates neither the Company nor any of its Representatives nor any other Person acting on the Company’s behalf makes or has made, and neither Parent nor Merger Sub is relying on or has relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or either of Merger Sub or any of their Representatives, or otherwise with respect to the Company, its business or the Merger. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Representatives or any other Person has made, and neither Parent nor Merger Sub is relying on or has relied on, any representation or warranty to Parent or Merger Sub or any of their Representatives or any other Person, including with respect to (i) any projections, estimates or budgets for the Company, or (ii) any materials, documents or information relating to the Company made available to Parent, Merger Sub or any of their Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (i) and (ii), as set forth in the representations and warranties set forth in Article III or the Certificates.

7.14 Release.

(a) Effective immediately upon the Closing, each Company Stockholder, on behalf of himself or itself and his or its current and future Affiliates, representatives, agents, successors and permitted assigns (each a “Releasor”), hereby unconditionally, irrevocably and forever releases and discharges each of the Acquired Companies, Parent, Merger Sub, and each of their respective Subsidiaries, successors and assigns, and any present or former Affiliates, directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equityholders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives (to the fullest extent permitted by applicable Law, including by contractually shortening the applicable statute of limitation), any and all covenants, Liabilities, judgments, accounts, and other Legal Proceedings of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing in respect of the management or operation of the Acquired Companies or the Releasor’s current or former status as a holder of securities of the Company or indirect equity interest in the Acquired Companies (collectively, the “Released Claims”); provided, that nothing in this Section 7.14(a) shall be construed as a waiver (i) of any of the Releasors’ respective rights under this Agreement or any Related Agreement, (ii) any provisions in any Charter Documents for an Acquired Company or other agreements with an Acquired Company, providing for any indemnification, exculpation, reimbursement and similar rights or that by their terms will survive the Closing or (iii) in respect of any employment agreement for individuals continuing to be employed by the Surviving Entity or any of its Subsidiaries following the Closing. The Releasor expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Releasor understands the significance of this release of unknown Released Claims and waiver of statutory protection against a release of unknown Released Claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. This Section 7.14(a) is intended for the benefit of each Released Party and each Released Party is granted third-party beneficiary rights to enforce this Section 7.14(a).

(b) Subject to the reservation of rights and the limitation of the scope of the claims released hereunder, Releasor expressly acknowledges that with respect to the release of known or unknown Released Claims, Releasor is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter in this section, and the releases herein are binding and effective notwithstanding the discovery or existence of any such additional or different facts.

(c) Releasor (i) has not assigned any Released Claim or possible Released Claim against any Released Party, and (ii) has consulted with counsel with respect to the execution and delivery of this Section 7.14 and has been fully apprised of the consequences hereof.

(d) Releasor expressly waives and relinquishes any and all claims, rights or benefits that it may have under California Civil Code Section 1542, and any similar provision in any other jurisdiction, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Releasor acknowledges and agrees that California Civil Code Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Releasor agrees that the waiver of California Civil Code Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended in this section, and it therefore intends to waive all protection provided by California Civil Code Section 1542 and any other similar provision in any other jurisdiction. RELEASOR FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, RELEASOR INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND ANY RELEASED PARTY, ON THE OTHER HAND, IN ACCORDANCE WITH THE PROVISIONS IN THIS SECTION 7.14. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

7.15 Attorney-Client Privilege. Parent, Merger Sub and the Company understand and agree that the Company Stockholders will be entitled to retain the services of Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) as counsel in the event of any dispute between Parent or the Company and the Company Stockholders concerning this Agreement, the Related Agreements or the transactions contemplated hereby, notwithstanding PCHS’s prior representation of the Company and so long as PCHS’s representation of the Company Stockholders is consistent with any rules of professional conduct applicable to PCHS. Notwithstanding the Merger, Parent and the Company agree that neither the Company nor Parent shall have the right to assert the attorney-client privilege as to pre-Closing communications between the Company Stockholders or the Company (for the Company, only with respect to pre-Closing communications), on one hand, and its counsel, PCHS, on the other hand, to the extent that the privileged communications relates in substantial part to this Agreement, the Related Agreements or the transactions contemplated hereby (the “Privileged Communications”). Except as set forth herein, the parties agree that only the Company Stockholders shall be entitled to assert such attorney-client privilege in connection with Privileged Communications following the Closing. For the avoidance of doubt, the parties further acknowledge and agree that the Privileged Communications do not include communications between the Company Stockholders or the Company, on the one hand, and PCHS, on the other hand, relating to general business matters of the Company or Company Stockholders and which are unrelated to this Agreement, the Related Agreements or the transactions contemplated hereby. Notwithstanding the foregoing, in the event a dispute arises between Parent or the Company, on the one hand, and a third party, on the other hand, Parent or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, that none of Parent or the Company may waive such privilege without the prior written consent of the Company Stockholders. Such privileged portions of the files generated and maintained by PCHS in connection with the representation by PCHS of the Company with respect to this Agreement, the Related Agreements or the transactions contemplated hereby shall remain the exclusive property of the Company Stockholders. All other files generated or maintained by PCHS as a result of the representation by PCHS of the Company on any other matter (if any), remain the exclusive property of the Company and shall be promptly delivered to Parent immediately upon request at any time after the Closing. Parent and the Company further acknowledge and agree that (i) the Company Stockholders are not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges with respect to email that was sent to or received from (as applicable) PCHS, including all attachments to such sent or received emails solely in their capacity as attachments to such emails, stored in any digital format on any device at any location under the control of the Company; and (ii) they shall provide the Company Stockholders reasonable access during normal business hours to such emails, information and/or materials located on the servers of the Company and permit the Company Stockholders to (x) remove such emails, information and/or materials from the servers of the Company, and (y) download a digital copy all such emails, information and/or materials.

[Remainder of page intentionally left blank]

In Witness Whereof, Parent, Merger Sub, the Company and the Company Stockholders have caused this Agreement to be signed, all as of the date first written above.

FULGENT GENETICS, INC.

By: /s/ Paul Kim

Name: Paul Kim

Title: Chief Financial Officer

FG MERGER SUB, INC.

By: /s/ Paul Kim

Name: Paul Kim

Title: President

261461405 v16

In Witness Whereof, Parent, Merger Sub, the Company and the Company Stockholders have caused this Agreement to be signed, all as of the date first written above.

FULGENT PHARMA HOLDINGS, INC.

By: /s/ Ming Hsieh

Name: Ming Hsieh

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

In Witness Whereof, Parent, Merger Sub, the Company and the Company Stockholders have caused this Agreement to be signed, all as of the date first written above.

COMPANY STOCKHOLDERS:

_/s/ Ming Hsieh________________________________

Ming Hsieh, solely for purposes of Section 2.4, Section 5.5, Article VI, Section 7.8 and Section 7.14

HSIEH FAMILY DYNASTY TRUST, DATED JANUARY 27, 2010, solely for purposes of Section 2.4, Section 5.5, Article VI, Section 7.8 and Section 7.14

By: South Dakota Trust Company

Its: Trustee

By: /s/Lisa Schneiderman

Name: Lisa Schneiderman

Title: Trust Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
CERTAIN DEFINED TERMS

“Acquired Companies” shall mean the Company and each of its Subsidiaries.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything herein to the contrary, for the purposes of this definition, the Company shall not be deemed an Affiliate of Parent or Merger Sub, and Parent and Merger Sub shall not be deemed an Affiliate of the Company.

“Anti-Corruption Laws” shall mean any Law governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Laws of any other jurisdiction.

“Antitrust Laws” shall mean any national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York, New York is closed.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Public Law 116-142) and the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Certificates” shall mean certificates or other instruments delivered by the Company in connection with the Closing of the transactions contemplated by this Agreement, including pursuant to Section 1.5(a)(i) (Certificate of Secretary of the Company), the FIRPTA Compliance Certificate and the Closing Certificate.

“Closing Cash Amount” shall mean, as of immediately prior to Closing, all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Acquired Companies, determined on a consolidated basis in accordance with GAAP; provided, “cash” shall (a) exclude (i) Restricted Cash and (ii) any cash that may be, or may become, payable pursuant to any purchase (or similar) agreement to which the Company is a party, and (b) be calculated net of all issued but uncleared checks and drafts issued by the Acquired Companies and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies. For the avoidance of doubt, the calculation of the Closing Cash Amount shall be determined without giving effect to the transaction contemplated by this Agreement.

“Closing Indebtedness Amount” shall mean, as of immediately prior to Closing, the Indebtedness of any of the Acquired Companies, calculated in accordance with GAAP.

“Closing Transaction Expense Amount” shall mean the Transaction Expenses of any of the Acquired Companies that have not been fully and finally satisfied as of the Closing. For purposes of clarity, any fees or expenses owed to Piper Sandler & Co. by Parent arising from or relating to the transactions contemplated by this Agreement will constitute an expense of Parent, and will not constitute a Closing Transaction Expense Amount.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Employee Plan” shall mean any pension, benefit, retirement, supplemental retirement, supplemental unemployment benefit, compensation, employment agreement, consulting agreement, profit-sharing, nonqualified deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, program, policy, practice, contract, agreement or other arrangement (and any amendments thereto), whether written, unwritten or otherwise, funded or unfunded, insured or self-insured, registered or unregistered, tax-qualified or not tax-qualified, subject to ERISA or not subject to ERISA, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “voluntary employees’ beneficiary association” (VEBA) within the meaning of Section 501(c)(9) of the Code, which is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee or any spouse or dependent of such Employee, with respect to which the Company or any ERISA Affiliate has or may have any Liability or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise; provided, however, that this term does not mean or refer to any agreement, plan, program, policy, practice, contract, agreement or other arrangement which is maintained or sponsored by Parent or any Affiliate of Parent.

“Company Equity Plan” shall mean the Fulgent Pharma Holdings, Inc. 2022 Omnibus Incentive Plan.

“Company Fundamental Representations” shall mean the representations and warranties contained in Section 3.1(a) (Organization of the Acquired Companies ), Section 3.2 (Company Capital Structure), Section 3.4 (Authority and Enforceability), Sections 3.11(b), (c), (e) and (f) (Intellectual Property), Section 13 (Interested Party Transactions), and Section 3.18 (Brokers’ and Finders’ Fees).

“Company Intellectual Property” shall mean all Intellectual Property that is owned by the Company.

“Company IP Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, and other Contracts in each case as identified in Section 3.11(b)(i)-(iii) relating to Intellectual Property to which the Company is a party.

“Company IP Registrations” shall mean all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Entity or authorized private registrar for domain names in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” shall mean all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company, of which the only series outstanding is the Company Series Seed Preferred Stock.

“Company Securities” shall mean all (a) options, warrants or other rights or Contracts, arrangement or commitments of any character relating to the capital stock of the Company, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company.

“Company Series Seed Preferred Stock” shall mean the Series Seed Preferred Stock of the Company, par value $0.0001 per share.

“Company Stockholder” shall mean any holder of Company Capital Stock.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Response” shall mean any reasonable actions or omissions taken in response to the COVID-19 pandemic (including any new or related strains) (a) to the extent reasonably necessary or prudent to comply with applicable Law in any jurisdiction or (b) that are (i) commercially reasonable, and (ii) intended to protect the health and safety of employees, customers, vendors, service providers or any other persons who physically interact with representatives of the applicable party hereto, but, with respect to clause (b), solely to the extent supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such actions (including any required quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, other safety measures, or any workplace or worksite shutdowns or slowdowns).

“Deferred Payroll Taxes” shall mean any payroll Taxes payable by the Acquired Companies (a) that relate to a tax period or portion thereof that occurs prior to the Closing under the CARES Act or the Payroll Tax Executive Order, and (b) are payable following the Closing under the CARES Act or the Payroll Tax Executive Order, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, the Payroll Tax Executive Order or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“DOL” shall mean the United States Department of Labor.

“Dollars” or “$” shall mean United States Dollars.

“Employee” shall mean any current or former employee of the Company or of any ERISA Affiliate or of any Subsidiary of the Company.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of vesting of RSUs or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and pursuant to which the Company or any ERISA Affiliate has or may have any Liability; provided, however, that this term does not mean or refer to any agreement or contract in which Parent is a party.

“Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person, trade or business that is or has been a member of a controlled group of organizations required to be treated as a single employer (within the meaning of Sections 414(b), (c), or (m) of the Code), with such Person or is required to be aggregated with another such Person under Section 414(o) of the Code or, with respect to a single employer plan, is under “common control” with another such Person, within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

“Excess Cash Amount” shall mean any amount of Cash paid in error to the Company Stockholders due any miscalculation of the Closing Cash Amount.

“Exchange Act” the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder

“Fraud” shall mean a Person’s intentional misrepresentation, misstatement or act in the making of the representations and warranties contained in Article III and Article IV of this Agreement, with the express intention that any counterparty rely thereon to its detriment. “Fraud” does not include constructive or equitable fraud or fraud based on negligence or innocent misrepresentation.

“Fully-Diluted Company Share Number” shall mean the number of shares, without duplication, equal to the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any person or entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (b) any public international governmental organization; or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations), including the U.S. Food and Drug Administration, the and the U.S. Federal Trade Commission

“Indebtedness” of any Person at any time shall mean, without duplication: (a) all liabilities of such Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments); (d) all Unpaid Pre-Closing Taxes (other than Transaction Payroll Taxes); (e) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), or (d) above to the extent of the obligation secured; (f) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (e) above; (g) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; (h) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a), (b), (c), (d), (e), (f), or (g), to the extent of the obligation guaranteed.

“Intellectual Property” shall mean, without duplication, any and all intellectual property rights in the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, including, but not limited to software, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); and (h) all other intellectual or industrial property and proprietary rights.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” (or any derivation thereof) shall mean, (i) with respect to the Company, the knowledge of Ming Hsieh, Paul Kim and Jain Xie, after reasonable inquiry of their direct reports, and (ii) with respect to Parent, the knowledge of Ming Hsieh and Paul Kim, after reasonable inquiry of their direct reports.

“Law” shall mean any applicable U.S. or non-U.S. federal, state, local, national, or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity.

“Liability” shall mean, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, including, with respect to the Company, Transaction Expenses incurred by any Acquired Company on or prior to the Effective Time.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, hypothec, security interest or other encumbrance of any sort.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor); provided, that “Losses” shall not include any exemplary or punitive damages (except to the extent such Losses are finally awarded and actually paid by an Indemnified Party to an unaffiliated third party in connection with a Third Party Claim).

“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at www.procopio.sharefile.com for the express purpose of facilitating the Merger at least twelve (12) hours prior to the Closing in such electronic data site.

“Material Adverse Effect” shall mean any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), or operations of such Person and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to materially impair the performance by such Person of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, with respect to clause (a) (and only clause (a)) of this definition of “Material Adverse Effect” none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which such Person participates, or financial or capital markets; (iii) any act of God, act of terrorism, war or other armed hostilities, any regional, national or international calamity, or the continuation or worsening of the COVID-19 pandemic; (iv) any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards); (vi) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent; and (vii) with respect to Parent, (A) any change in the credit rating of Parent (it being understood that the facts giving rise to such change may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); or (B) any action or failure to take action which action or failure to act is requested in writing by the Company or expressly required by, or expressly prohibited to be taken by, this Agreement; provided that with respect to the exceptions set forth in clauses (ii), (iii), and (v) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on such Person relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, the ordinary course of business consistent with the Company and its Subsidiaries’ past practice; provided, that, deviations from such ordinary course of business consistent with the Company and its Subsidiaries’ past practice shall not be deemed outside the Ordinary Course of Business to the extent such deviations were reasonably necessary with respect to actions taken prior to the Agreement Date, or, are reasonably necessary with respect to actions taken after the Agreement Date, in each case, in response to the COVID-19 Measures to protect the health and safety of the Company’s and its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries.

“Open Source Software” means any software that is subject to the terms of any license agreement in a manner that requires that such software, or other software incorporated into, derived from or distributed with such software, be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no charge.

“Parent Common Stock” shall mean the shares of Parent’s common stock, par value $0.0001 per share.

“Parent Common Stock Price” shall mean the price of one share of Parent Common Stock as determined by using the average closing sales price of the shares of Common Stock traded on the Nasdaq Global Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, for the ten (10) trading days ending on the first trading day immediately preceding the date of determination of such Parent Common Stock Price.

“Parent Organizational Documents” shall mean the Certificate of Incorporation, as amended, and the Bylaws of Parent, and the organizational documents of any Subsidiary of Parent.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65).

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Per Share Cash Consideration” shall mean an amount of cash equal to: (a) $39,927,867.83; divided by (b) the aggregate number of shares of Company Capital Stock held by each Company Stockholder.

“Per Share Merger Consideration” shall mean (a) an amount in cash equal to the Per Share Cash Consideration, and (b) the Per Share Stock Consideration.

“Per Share Stock Consideration” shall mean a number of shares of Parent Common Stock equal to (a)(i) the Per Share Consideration less the (ii) Per Share Cash Consideration, divided by (b) the Parent Common Stock Price.

“Per Share Consideration” shall mean an amount equal to (a) the Total Merger Consideration divided by (b) Fully-Diluted Company Share Number.

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any obligations, limitation or restrictions with respect to Intellectual Property set forth in any of the Company IP Agreements, in any non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business, agreements with a third party for commercially available software on the vendor’s standard form template agreement and having annual fees of less than $25,000 per year and non-exclusive licenses granted in the Ordinary Course of Business; and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s or any Subsidiary of the Company’s business.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Data” shall mean any information collected or used by the Company or its Subsidiaries that can be used to specifically identify a natural person (including name, address, telephone number, electronic mail address, social security number or other government-issued number, bank account number or credit card number) and any special categories of personal information regulated under or covered under any applicable Law. Personal Data includes information in any form, including paper.

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or Personal Data-related notifications: (a) all applicable Laws; (b) each Party’s and its Subsidiaries’

own external-facing privacy policies; and (c) applicable provisions of Contracts to which Party or its Subsidiaries are a party or is otherwise bound.

“Process”, “Processed” or “Processing” shall mean, with respect to data, the use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, disposal, dissemination or combination of such data.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” shall mean, with respect to a particular Company Stockholder, a fraction (a) whose numerator is the aggregate number of shares of the Company Capital Stock outstanding immediately prior to the Effective Time (on an as‑converted into Company Common Stock basis), excluding, for the avoidance of doubt, any Cancelled Shares, held by such Company Stockholder as of immediately prior to the Effective Time and (b) whose denominator is the Company Capital Stock outstanding immediately prior to the Effective Time (on an as‑converted into Company Common Stock basis), excluding, for the avoidance of doubt, any Cancelled Shares. For the avoidance of doubt, the total of all Pro Rata Shares shall equal one.

“Related Agreements” shall mean the Certificates, the Letters of Transmittal, and all other agreements and certificates entered into by the Company or the Company Stockholders in connection with the Closing and the transactions contemplated herein.

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Restricted Cash” shall mean all cash of the Acquired Companies that is not freely usable following the Closing because such cash is subject to restrictions or limitations on use or distribution by Law or Contract, or Taxes imposed on repatriation to the United States.

“RSU Exchange Ratio” shall mean 0.05323314.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Trade Secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Trade Secret.

“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership); or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit D.

“Tax” or, collectively, “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, unclaimed property, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes, together with all interest, penalties, and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Forms” shall mean a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable.

“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report, election, designation or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

“Total Merger Consideration” shall mean an amount equal to (a) $100,000,000, plus (b) the Closing Cash Amount, less (c) the Closing Indebtedness Amount, less (d) the Closing Transaction Expense Amount.

“Transaction Expenses” shall mean, without duplication, all costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties incurred by or on behalf of any Acquired Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including: (a) any payments made or anticipated to be made by any Acquired Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (b) the accrued pre-Closing portion of any annual bonus payable to any Employee with respect to the year in which the Closing occurs and any prior year (calculated based on the aggregate target payments, or, if higher, the actual performance as of the Closing Date, for all such bonuses and, in respect of bonuses for the year in which the Closing occurs, prorated by the number of days that have elapsed through the Closing Date for the year in which the Closing occurs) and the employer portion of payroll or employment Taxes associated with such amounts; (c) any bonus, severance, change-in-control payments or other payment (including in lieu of any previously promised but ungranted equity award), or similar payment obligations of any Acquired Company that become due and payable in connection with the consummation of the transactions contemplated by this Agreement and any Transaction Payroll Taxes; (d) any Liability of any Acquired Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement.

“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, payments on Company Capital Stock (to the extent applicable),

severance, change-in-control or other compensatory payments in connection with the transactions contemplated by this Agreement paid at, prior to, or following the Closing Date, whether payable by Parent, an Acquired Company, or the Surviving Entity or any of their respective Affiliates.

“Transfer Taxes” shall mean any transfer, sales, use, goods and services, value-added, harmonized sales, gross receipts, stamp, documentary, registration, recording, filing, and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Unpaid Pre-Closing Taxes” shall mean (a) any Taxes of the Acquired Companies relating or attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including Deferred Payroll Taxes, and treating any deferred revenues, advance payments or prepaid amounts arising in any Pre-Closing Tax Period as subject to Tax in such period, and any Taxes thereon as Unpaid Pre-Closing Taxes); (b) any Taxes of a Person for which an Acquired Company (or any predecessor of an Acquired Company) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing; and (c) any Taxes attributable to the transactions contemplated by this Agreement, including, without limitation, withholding taxes, Transaction Payroll Taxes and one half of any applicable Transfer Taxes. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Law under national, state, or local law.

SCHEDULE A

ALLOCATION SCHEDULE

[See Attached.]